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PURCHASE AND SALE AGREEMENT

BETWEEN
SOTERRA LLC
[Seller]
    AND
MWF VI ENCORE, LLC
[Purchaser]
DATED AS OF AUGUST 5, 2025

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT is made as of August 5, 2025 (the “Effective Date”), by and among SOTERRA LLC, a Delaware limited liability company (“Seller”), and MWF VI ENCORE, LLC, a Delaware limited liability company (“Purchaser”). Unless otherwise defined herein, capitalized terms shall have the meanings set forth in Article XI below.
RECITALS
A.Seller owns certain real properties located in Blount, Choctaw, Clarke, Conecuh, Cullman, Etowah, Fayette, Jefferson, Perry, St. Clair, Washington and Winston Counties, Alabama; East Feliciana, Iberville, Livingston, St. Helena, St. Martin, St. Tammany, Tangipahoa, Tensas and West Feliciana Parishes, Louisiana; and Amite, Attala, Claiborne, Clarke, Forrest, Greene, Hancock, Holmes, Jackson, Jasper, Jefferson Davis, Kemper, Lamar, Lauderdale, Lawrence, Leake, Madison, Marion, Newton, Pearl River, Rankin, Scott, Stone, Warren, Wayne and Wilkinson Counties, Mississippi, totaling approximately 173,326 +/- acres, being more particularly described on Exhibit A attached hereto and depicted on Exhibit A-1 attached hereto, together with (a) all improvements thereon, including any office buildings, barns, and structures, (b) all timber growing, standing or lying, (c) all roads, bridges, culverts and other improvements and fixtures thereon, (d) all vegetation of any kind located thereon, (e) Seller’s right, title and interest, if any, in and to all other privileges, appurtenances, easements, servitudes, and other rights appertaining thereto (including, without limitation, all geothermal resources, including, geothermal steam and heat, carbon sequestration rights, agricultural rights, and ancillary rights and economic benefits concerning environmental or ecosystem services and all present and future rights, credits (including, without limitation, mitigation credits) benefits, emissions reductions, avoided emissions, emissions removals, offsets, allowances and the avoided emission of climate pollutants, and all rights to development, air, riparian, groundwater, water stock and biomass owned by Seller, if any) and all of Seller’s right, title and interest in, the right to inject, store and/or permanently sequester, and withdraw injected, oil, gas, other hydrocarbons, carbon dioxide (whether in a gaseous, liquid or supercritical liquid state and together with incidental associated substances derived from the source materials and/or capture processes and any substances added thereto or used to enable or improve the process of injecting and permanently sequestering the same), and any other liquids or gases, into any and all strata, formations, aquifers, pore space, cavities, caverns, voids or other underground structures, whether now or hereafter naturally existing or artificially created, within, whether wholly or partially, the subsurface of the properties, to the extent not specifically reserved by Seller in this Agreement or in any of the documents delivered at Closing; (f) Seller’s right, title and interest, if any, in and to all aggregate resources, including sand, clay, rock, granite, basalt, limestone, dolomitic limestone and gravel located thereon; and (g) Seller’s right, title and interest, if any, in and to all ores, coal, lignite, base and precious metals, industrial minerals, and all other minerals

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of similar nature and kind thereon (excluding Seller’s Reserved Rights and Seller’s Reserved Easements/Servitudes as those terms are hereinafter defined, each individually, a “Property” and collectively, the “Properties”).
B.Purchaser desires to purchase, and Seller desires to sell, all of Seller’s right, title and interest in and to the Properties, along with certain related assets of Seller described below.
NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties and covenants herein contained, and intending to be legally bound, the Parties hereto hereby agree as follows:
ARTICLE I.
PURCHASE AND SALE
Section 1.01Transfer of the Properties. On the terms and conditions set forth in this Agreement, at the Closing (as defined below) and upon payment of the Purchase Price by Purchaser in accordance with Section 1.03 hereof, Seller shall sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and accept from Seller, the following assets (collectively, the “Transferred Assets”):
(a)The Properties, subject to the Permitted Encumbrances, and specifically excluding the following:
(i)Seller’s Reserved Rights being (1) all oil, gas, produced brine and its constituent parts and other minerals of any kind and nature; provided, however, the foregoing shall not include all aggregate resources, including sand, rock, granite, basalt, limestone, dolomitic limestone and gravel located in and on the Property; and (2) coal seam gas and coal bed methane; and (3) Seller’s Reserved Easements/Servitudes as defined below (collectively, “Seller’s Reserved Rights”) provided that Seller’s Reserved Rights shall be subject to the terms, covenants and conditions set forth on Schedule 1.01(a)(i);
(ii)Seller’s Reserved Easements/Servitudes being (1) easements or servitudes for ingress, egress and utilities, as may be reasonably necessary and agreed upon, to Seller’s retained properties being more particularly identified on Schedule 1.01(a) attached hereto; and (2) in the event any other land to be reserved or retained by Seller whether by carve-out or otherwise is determined prior to Closing pursuant to the terms of this Agreement, Seller shall further reserve or the Purchaser shall grant an easement for ingress, egress (and utilities, in instances where the benefitted tract is deemed by Seller to be for a higher and better use, in its commercially reasonable judgment), as may be reasonably necessary and agreed upon, to and from such land or the Property, as applicable (collectively, “Seller’s Reserved Easements/Servitudes”);

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(b)The rights of Seller under the contracts described in Schedule 1.01(b) attached hereto (collectively, the rights described above, the “Contracts”);
(c)The rights of Seller under the leases described in Schedule 1.01(c) attached hereto and any new lease or license entered into with the same Person affecting the same portion of the Properties prior to the Closing Date on substantially the same terms as the applicable prior lease or license; provided, however, that any such new lease or license having a term longer than one (1) year shall be subject to Purchaser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (collectively, the “Tenant Leases”);
(d)The rights of Seller under those certain timber sale agreements described in Schedule 1.09 attached hereto (the “Timber Sale Agreements”);
(e)All right, title and interest of Seller, if any, in and to all Governmental Authorizations, which are assignable and freely transferable, related exclusively to the Properties, and are necessary to conduct operations on the Properties as presently conducted by Seller;
(f)All easements, servitudes, right of way agreements, and similar authorizations in which Seller has any rights or interest providing access to the Properties or any portions thereof (collectively, “Access Agreements”); and
(g)All right, title and interest of Seller in and to the following that do not relate to any real or personal property being retained by Seller: all electronic data on Seller’s database system, soil and hydrology reports, surveys, maps, and ad valorem tax information used exclusively in connection with the Properties to the extent owned by Seller (but excluding Seller’s GIS proprietary system and further excluding access thereto other than as specifically authorized by Seller), office furniture, and office supplies (the “Personal Property”); provided however, in no event shall the Personal Property include any (i) material or information of Seller which (x) is proprietary to Seller or any of its Affiliates or (y) relates to financial or accounting matters; and (ii) conveyance or assignment of any license or other interest in Seller’s GIS proprietary system or other electronic systems on which data is collected, assimilated or stored.
Section 1.02Assumed Liabilities. At the Closing, Seller and Purchaser shall deliver to each other: (a) an instrument of assignment and assumption substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”) pursuant to which Seller shall assign and Purchaser will undertake, assume and agree to perform, pay, become liable for and discharge when due, all liabilities and obligations of Seller under the Contracts, Tenant Leases and Governmental Authorizations, to the extent arising from and after or related to the period after the Closing Date; and (b) an instrument of assignment and assumption for each county or parish in which the Properties are located substantially in the form of Exhibit H (the “Assignments of Easements/Servitudes”), pursuant to which Seller shall assign and Purchaser will undertake,

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assume and agree to perform, pay, become liable for and discharge when due, all liabilities and obligations of Seller under the Access Agreements, to the extent arising from and after or related to the period after the Closing Date. The foregoing liabilities and obligations described in this Section 1.02 to be assumed by Purchaser are referred to collectively as the “Assumed Liabilities.” Without limiting the generality of the foregoing, the Parties agree that Purchaser is not assuming, and shall not be liable for, any liabilities or obligations of Seller under the Contracts, Tenant Leases, Governmental Authorizations or Access Agreements to the extent arising prior to or relating to the period before the Closing Date (collectively, the “Excluded Liabilities”), and Seller shall reserve, retain and remain liable for all Excluded Liabilities.
Section 1.03Payment of the Purchase Price. At the Closing, and subject to the prorations and adjustments contemplated in this Agreement, Purchaser agrees to pay to Seller an amount in cash equal to Four Hundred Sixty-Two Million Six Hundred Seventy Thousand One Hundred Forty-Three and No/100 Dollars ($462,670,143.00) (the “Purchase Price”), by wire transfer of immediately available funds to the Escrow Agent of which the Earnest Money Deposit receipted herein is a part.
Section 1.04Earnest Money Deposit. On or before (i) three (3) Business Days after the Effective Date, and in consideration of the covenants and agreements of Seller hereunder, Purchaser shall deposit an amount equal to Five Million and No/100 Dollars ($5,000,000.00), and (ii) fifteen (15) days after the Effective Date, Purchaser shall deposit an amount equal to Eighteen Million One Hundred Thirty-Three Thousand Five Hundred Seven and No/100 Dollars ($18,133,507.00) (collectively, the “Earnest Money Deposit”) with First American Title Insurance Company (the “Title Company”), 3455 Peachtree Road NE, Suite 1700, Atlanta, Georgia 30326, Attention Jimmy Vandegrift (the “Escrow Agent”). The Earnest Money Deposit shall be held by the Escrow Agent in a separate interest-bearing account, in accordance with the terms of an escrow agreement, substantially in the form of Exhibit F hereto to be executed by the Parties (the “Escrow Agreement”). If the Transaction is successfully consummated, then, at Closing, the Earnest Money Deposit shall be allocated and applied to the payment of the Purchase Price. If the Transaction is not consummated for any reason, the Earnest Money Deposit shall be paid as set forth in Article VIII hereof or as otherwise specified in this Agreement. Any interest accrued on the Earnest Money Deposit shall belong to the Purchaser, but shall be credited against the Purchase Price at the Closing (or returned to Purchaser along with the Earnest Money Deposit where otherwise specified in this Agreement), or should the Purchaser default, then the Earnest Money Deposit and any interest accrued thereon shall be paid to Seller as set forth in Section 8.03.
Section 1.05The Closing.
(a)The closing of the transaction contemplated by this Agreement (the “Transaction”), shall occur through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by

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overnight air courier or other means. The Closing shall occur on September 15, 2025 or another date mutually agreed upon by the Parties in writing (the “Closing Date”). The Closing is subject to each of the conditions to Closing specified in Article II hereof (other than conditions to Closing which by their terms require performance at the Closing) being satisfied (unless waived in writing), or at such other date, time and place as Purchaser and Seller may agree. Closing shall mean the point at which all documentation and monies required to close the Transaction have been delivered to the Escrow Agent, including signed escrow instructions and the purchase and sale of the Property has been consummated (the “Closing”).
(b)On or before 11:00 a.m. CST on the Closing Date, Seller shall deliver into escrow or otherwise make available to Purchaser, executed originals of the following:
(i)duly executed statutory warranty deeds (for Alabama), special warranty deeds (for Mississippi) and acts of conveyance (for Louisiana) conveying each of the Properties to Purchaser substantially in the form of composite Exhibit E, warranting only against Persons claiming by, through or under Seller and subject only to the Permitted Encumbrances set out therein (collectively, the “Deeds”);
(ii)duly executed counterparts of the Assignment and Assumption Agreement;
(iii)duly executed counterparts of the Assignment of Easements/Servitudes for each county or parish in which the Properties are located, assigning the applicable Access Agreements in such county or parish to Purchaser;
(iv)a duly executed bill of sale substantially in the form of Exhibit I (“Bill of Sale”), transferring Seller’s right, title and interest in the Personal Property to Purchaser;
(v)duly executed affidavit of non-foreign status under Section 1445 of the Code;
(vi)such other deeds, bills of sale, assignment and assumption agreements and other instruments executed by Seller, as applicable, and counter-executed by Purchaser, as applicable, necessary for the transfer of Transferred Assets to Purchaser;
(vii)such resolutions, authorizations or other limited liability company documents or agreements relating to Seller and its member as shall be reasonably required by the Title Company;
(viii)a closing statement in form and content reasonably satisfactory to Seller and Purchaser;

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(ix)an owner’s affidavit acceptable to the Title Company, in the form attached hereto as Exhibit J (“Owner’s Affidavit”);
(x)the certificate certifying as to Seller’s representations and warranties as required by Section 2.02(a)(i) hereof (the “Seller’s Officer’s Certificate”);
(xi)Transfer Tax declarations and similar forms required for the recordation of the Deeds, if any;
(xii)Releases of all Monetary Liens;
(xiii)an affidavit stating that Seller is a resident of the State of Alabama for purposes of Alabama Code § 40-18-86. In the absence of such an affidavit, Purchaser shall withhold from the Purchase Price the amount required under Alabama Code § 40-18-86 (b) or (c) as applicable, and shall remit such amount to the Alabama Department of Revenue;
(xiv)duly executed Assignment of Easements/Servitudes in the form substantially similar to attached Exhibit H;
(xv)a Reliance Letter issued by SLR International Corporation in favor of Purchaser;
(xvi)executed copies of notice letters, in form reasonably satisfactory to Purchaser, to be delivered to hunting clubs and other counterparties to the Contracts, Tenant Leases, Timber Sale Agreements and Access Agreements; and
(xvii)any 1031 Exchange documents reasonably required by any Party or its exchange agent, accommodator or exchange company.
(c)On or before 4:00 pm CST on the Closing Date, Purchaser shall deliver into escrow or otherwise make available to Seller, the following:
(i)the balance of the Purchase Price in accordance with Section 1.03 hereof;
(ii)duly executed counterparts of the Assignment and Assumption Agreement;
(iii)duly executed counterparts of each Assignment of Easements/Servitudes;

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(iv)such resolutions, authorizations, bylaws or other corporate, limited liability and/or partnership or other entity documents or agreements relating to Purchaser as shall be reasonably required by the Title Company and the Seller;
(v)the certificate certifying as to Purchaser’s representations and warranties as required by Section 2.03(a)(i) hereof (the “Purchaser’s Officer’s Certificate”);
(vi)Such other deeds, bills of sale, assignment and assumption agreements and other instruments executed by Purchaser, as applicable, and counter-executed by Seller, as applicable, necessary for the transfer of Transferred Assets to Purchaser;
(vii)a closing statement in form and content satisfactory to Purchaser and Seller; and,
(viii)any 1031 Exchange documents reasonably required by any Party or its exchange agent, accommodator or exchange company.
Section 1.06Prorations and Adjustments.
(a)Items of revenue and expense attributable to the Property Taxes, Contracts, Tenant Leases, Governmental Authorizations and Access Agreements and any bills for utilities that may be serving the Properties shall be prorated as of the Closing Date, with Seller entitled to all revenue and responsible for all expenses, attributable to the period prior to the Closing Date and Purchaser entitled to all revenue and responsible for all expenses, attributable to the period on and after the Closing Date, except Seller’s rights to retain and/or receive payments under those certain Lump Sum Contracts as described herein. For the purpose of calculating prorations, Purchaser shall be deemed to be in title to the Properties and, therefore, entitled to the income and responsibility for the expenses, for the entire day of the Closing Date. Absent manifest material error, all prorations will be deemed final on the Closing Date, without any further re-proration after the Closing Date, except for any re-prorations conducted with respect to Property Taxes below. Without limitation of the foregoing, Seller shall be responsible for Property Taxes relating to the Transferred Assets to the extent attributable to taxable periods or portions thereof ending prior to the Closing Date. Property Taxes for the tax period in which the Closing occurs will be prorated between Seller and Purchaser as of the Closing Date. If actual tax bills for the tax period in which the Closing occurs are not available, Property Taxes will be prorated based on tax bills for the previous tax period and such proration will be final; provided, however, that either Party may request a re-proration of Property Taxes in such event within sixty (60) days of its receipt of the actual bills for the calendar year of Closing and the other Party shall cooperate with the requesting Party to make any final adjustments and corresponding payments as may be required to true up the original proration made at Closing. This obligation to re-prorate shall survive Closing. If any portion of the Properties is not designated as a separate tax parcel, Property Taxes will be adjusted to an amount bearing the same relationship to the

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total tax bill which the acreage contained within such portion of the Properties bears to the acreage contained within the property included within said tax bill.
(b)Any security deposits associated with a Tenant Lease, Timber Sale Agreement or Contract held by Seller shall be transferred to Purchaser at the Closing with Purchaser to thereafter assume the obligation and rights associated with the applicable security deposit.
(c)Prior to the Closing Date, Seller shall continue to conduct normal site preparation and silvicultural activities as set forth below, for the benefit of the Property and to a commercially reasonable standard, on the part of the Property classified in Seller’s GIS data as productive open land (“Productive Open Land”). The commercially reasonable costs incurred by Seller shall be reimbursable and paid as follows:
(i)As to site prep, herbicide treatment, or any other similar silvicultural activity planned to be performed on the Productive Open Land, Seller shall use commercially reasonable efforts to perform all such silvicultural activities before Closing to the extent attached in Schedule 1.06(c)(i), together with any necessary site prep related to such future planting (collectively, the “Planned Silvicultural Activity”). Seller shall keep Purchaser apprised of all such Planned Silvicultural Activity (including any delays that may arise). In addition to the foregoing, Seller may also conduct, at its election and as a part of the pre-approved Planned Silvicultural Activity hereunder, any additional site prep, herbicide treatment and other silvicultural activities that are substantially similar or related to those activities described in the foregoing Data Room file. If Seller plans to perform any silvicultural activity that is materially different than the Planned Silvicultural Activity or to perform any activity that collectively will cost more than the Pre-Approved Silviculture Cap below, Seller shall submit notice of any plans and estimated cost for the same to Purchaser for its review and approval, which may be withheld in its sole discretion, at least ten (10) days prior to such materially different or additional activity (the “Additional Silvicultural Activity”). The Planned Silvicultural Activity and any Additional Silvicultural Activity shall be of the type typically performed by Seller and at a price that is reasonable for the specific task. All such activity must be completed in a manner that is consistent with Seller’s Ordinary Course of Business and in accordance with all Requirements of Law, including Environmental Law.
(ii)Seller shall pay for the Planned Silvicultural Activity and any Additional Silvicultural Activity described in the immediately preceding sub-Section 1.06(c)(i), which was conducted prior to Closing. Seller shall receive (1) a credit at Closing for all out-of-pocket costs actually expended by Seller for the Planned Silvicultural Activity performed by Seller up to the maximum amount of Three Hundred Fifty Six Thousand and Ninety One and 32/100 Dollars ($356,091.32) (the “Pre-Approved Silviculture Cap”) and (2) a credit at Closing for all out-of-pocket costs actually expended for any Additional Silvicultural Activity performed by Seller that Purchaser approves in writing hereunder. Seller shall use commercially reasonably

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efforts to furnish evidence of such payments to Purchaser and Escrow Agent at least five (5) Business Days before Closing, so that such credits can be accounted for on the closing statement. Alternatively, in the event any statement for the Planned Silvicultural Activity or any approved Additional Silvicultural Activity is received after the Closing Date, which covers work conducted and approved prior to Closing, Seller, shall promptly send the statement for the same to Purchaser for Purchaser to pay timely and directly to the applicable party(ies). Purchaser shall pay the same and promptly furnish evidence of such payment to Seller. In no event, however, shall Purchaser have any obligation to account for any credits or to make any payments at any time for (x) any Planned Silvicultural Activity that exceeds the maximum amount set forth in clause (1) above or (z) any Additional Silvicultural Activity that was not approved by Purchaser as required hereunder. Further, in the event that this Agreement fails to close for any reason, Purchaser shall have no obligation to reimburse Seller for the costs of any Planned Silvicultural Activity or any Additional Silvicultural Activity. This Section 1.06(c) shall survive Closing.
Section 1.07Expenses; Transfer Taxes.
(a)If this Agreement is terminated prior to consummation of the Closing, each Party shall pay its own fees and expenses incurred by such Party and such Party’s Affiliates in connection with this Agreement and the transactions, except as set forth in this Agreement.
(b)Seller shall pay for (i) 50% of all search and exam fees required to prepare the Title Commitments, (ii) 50% of all escrow fees, (iii) all costs and expenses of Seller’s Phase I ESA and Reliance Letter obtained by Seller in connection with the Properties, (iv) all of Seller’s attorneys’ fees and expenses, (v) all fees, commissions and other amounts due to Perella Weinberg Partners LP (“PWP”), (vi) the cost of removing or otherwise curing any title defects or related matters that Seller is required to remove or elects to remove under this Agreement, (vii) 100% of any Transfer Taxes imposed on any Party hereto or any of its Affiliates resulting from the Transaction, (viii) 50% of the costs of preparation of geospatial maps of the Properties, including, but not limited to, any LITAS product prepared by ORBIS, INC., (ix) 50% of the costs of obtaining Seller’s Inventory Data, and (x) any prorations, adjustments and other amounts required to be paid by Seller under this Agreement.
(c)Purchaser shall pay for (i) 50% of all search and exam fees required to prepare the Title Commitments, (ii) 100% of the premium for the Title Policies (including any and all endorsements), (iii) 50% of all escrow fees, (iv) 100% of the costs of any survey that Purchaser may elect to obtain with respect to the Properties, (v) 100% of the cost of any mortgage tax, if any, applicable to any Purchaser financing, (vi) all costs and expenses of any environmental reports or tests obtained by Purchaser in connection with the Properties, (vii) the cost of recording the Deeds and the Assignment of Easements/Servitudes, (viii) 50% of the costs of preparation of geospatial maps of the Properties, including, but not limited to, any LITAS product prepared by ORBIS, INC., (ix) 50% of the costs of obtaining Seller’s Inventory Data (x)

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Purchaser’s attorneys’ fees and expenses, and (xi) any prorations, adjustments and other amounts required to be paid by Purchaser under this Agreement.
(d)All recording costs and other costs and charges of the escrow for the sale not otherwise provided for in this Section 1.07 or elsewhere in this Agreement shall be allocated in accordance with the closing customs for the counties in which the Properties are located. Except as set forth in this Section 1.07, Seller shall pay all fees and expenses incurred by Seller, and Purchaser shall pay all fees and expenses incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby, including any inspections, investigations, audits and other consultant fees and expenses.
Section 1.08Possession. Unless a different date is expressly provided herein, Purchaser shall be entitled to possession of the Transferred Assets on the Closing Date.
Section 1.09Planned Harvesting.
(a)Purchaser and Seller acknowledge and agree that:
(i)Seller and its Representatives have made available to Purchaser the timber inventory, harvest information and forestry data through June 4, 2025 named “Round II_Soterra Stand List_6-4-2025 (with Thinning year and species TPA + BA.xlsm”, as updated by that certain Harvest Activity Update memorandum posted in the Data Room on June 19, 2025 (Index No. 5.8) (collectively, the “Seller’s Inventory Data”);
(ii)as of the Effective Date, Seller will continue to conduct, or cause to be conducted, ongoing timber harvest operations pursuant to the timber harvesting operations (“Planned Harvesting”) pursuant to the pay-as cut contracts (the “Pay-as Cut Contracts”), the lump sum contracts (the “Lump Sum Contracts”) and the delivered sales contracts (the “Delivered Sales Contracts”), all as identified on Schedule 1.09. The Delivered Sales Contracts, the Pay-as Cut Contracts and the Lump Sum Contracts are collectively referred to herein as the “Timber Sale Agreements”;
(iii)the Purchase Price assumes the value for the timber which may be harvested pursuant to the Pay-as Cut Contracts and Delivered Sales Contracts;
(iv)the Purchase Price does not assume the value for any timber which may be harvested pursuant to the Lump Sum Contracts and such timber is not included in the sale of the Property under this Agreement; and
(v)prior to Closing, Seller will continue to conduct Planned Harvesting and close out harvesting activities on the applicable portions of the Property consistent with the Timber Sale Agreements.

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(b)Notwithstanding anything to the contrary set forth in this Agreement, (1) Purchaser shall not receive any credit against the Purchase Price for any timber harvested pursuant to the Lump Sum Contracts, and Seller shall retain all revenue received from the sale of timber pursuant to the Lump Sum Contracts, and (2) if the harvesting and close-out under any Lump Sum Contract has not been completed at Closing, Seller shall assign such Lump Sum Contract(s) to Purchaser at Closing, and Purchaser shall assume such Lump Sum Contract(s) in a written agreement reasonably satisfactory to Seller and Purchaser, provided that Seller shall retain all revenue previously paid and revenue to be paid after the Closing under such Lump Sum Contract(s).
(c)At Closing, Purchaser shall be entitled to receive a credit against the Purchase Price in an amount equal to the Net Revenue (hereinafter defined) received by Seller prior to Closing in connection with all timber harvested after the Effective Date pursuant to the Pay-as Cut Contract(s) and the Delivered Sales Contract(s). No later than five (5) Business Days prior to the Closing Date, Seller shall provide Purchaser with an accounting of the timber harvested and Net Revenues received under the Pay-As-Cut Contract(s) and Delivered Sales Contracts from and after the date of Seller’s Inventory Data through the date that is ten (10) Business Days prior to the Closing Date (the “Pre-Closing Ongoing Harvest Adjustment”). If the harvesting and close-out under any Pay-as Cut Contract(s) and/or Delivered Sales Contract(s) have not been completed at Closing, Seller shall assign such Pay-as Cut Contract(s) and/or Delivered Sales Contract(s) to Purchaser at Closing, and Purchaser shall assume such Pay-as Cut Contract(s) and/or Delivered Sales Contract(s) in a written agreement reasonably satisfactory to Seller, including any payment obligations related to logging, cutting, hauling expenses, and severance taxes after the Closing Date, and retain all revenue to be paid under such Pay-as Cut Contract(s) and Delivered Sales Contract(s). In addition, any (1) advance payments held by Seller as of Closing under any Pay-As-Cut Contract(s) and Delivered Sales Contract(s) which are assigned to Purchaser at Closing, and (2) security deposits or bonds held by Seller under any Timber Sale Agreements to be assigned to Purchaser at Closing, shall be transferred to Purchaser at Closing, with Purchaser to thereafter assume the obligations and rights associated with the applicable security deposits and bonds.  Any payments on Pay-as Cut Contract(s) and Delivered Sales Contract(s) on harvested loads that cross the mill scales on or before the Closing Date shall be the property of Seller, and should Purchaser receive payment, it shall notify and send Seller such payment within thirty (30) days of receipt. Any payments on Pay-as Cut Contracts and Delivered Sales Contract(s) on harvested loads that cross the mill scales after the Closing Date shall be the property of Purchaser, and should Seller receive such payment, it shall notify and send Purchaser such payment within thirty (30) days of receipt. No later than thirty (30) days after the Closing Date, Seller shall provide an accounting (with supporting data) of the actual volume of timber harvested and Net Revenues received under the Pay-As-Cut Contract(s) and Delivered Sales Contracts from and after the date of Seller’s Inventory Data through the Closing Date (the “Actual Ongoing Harvest Reconciliation”). Seller shall pay Purchaser, by wire transfer of immediately available funds, for the value of timber harvested and Net Revenues received in

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excess of the Pre-Closing Ongoing Harvest Adjustment received at Closing, based upon the Actual Ongoing Harvest Reconciliation, within ten (10) Business Days after Seller delivers such accounting to Purchaser. The provisions of Section 1.09 shall survive Closing.

(d)“Net Revenue” shall mean the gross revenue actually paid by the applicable timber or log purchaser from any sale of timber in connection with the Pay-as Cut Contract(s) and/or Delivered Sales Contract(s), less actual documented logging, cutting expenses, hauling expenses and severance taxes incurred by Seller in connection with such Pay-as Cut Contract(s) and/or Delivered Sales Contract(s) as documented by Seller and, solely with respect to payments on any Pay-as Cut Contracts and Delivered Sales Contract(s) on harvested loads that cross the mill scales after the Closing Date, as reasonably approved by Purchaser. The gross revenue and costs for Net Revenue calculations will be determined based on the pricing then in effect under the applicable Pay-as Cut Contract(s) and Delivered Sales Contract(s) under which Seller sold timber and logs in connection with such Pay-as Cut Contract(s) and Delivered Sales Contract(s), as the case may be.
(e)If Seller informs Purchaser, or if, on or before five (5) Business Days prior to the Closing Date, Purchaser provides written notice to Seller that Purchaser determines that Seller has cut or removed any timber from any portion of the Properties other than the areas identified in Seller’s Inventory Data and the Timber Sale Agreements (“Excess Harvesting”), subject to reasonable deviations typical on harvesting operations, that exceeds five (5) acres on a given tract under the applicable Timber Sale Contract (the “Excess Harvesting Threshold”), Purchaser shall be entitled to an additional Purchase Price adjustment in an amount equal to (i) in the case of Lump Sum Contracts, the value of such Excess Harvesting, calculated using actual volumes and unit rates from the Value Table for such timber, or (ii) in the case of the Pay-as Cut Contract(s) and Delivered Sales Contract(s), on the amount of the Net Revenue from such Excess Harvesting. Notwithstanding other provisions of this Agreement, any payments for Excess Harvesting pursuant to this Section 1.09 shall be excluded from and not subject to the Minimum Claim Amount set out in this Agreement.
ARTICLE II.
CONDITIONS TO CLOSING; CASUALTY
Section 2.01Conditions to All Parties’ Obligations.
(a)The obligation of Seller and Purchaser to consummate the Transaction is subject to the satisfaction of the following conditions as of immediately prior to the Closing:
(i)No temporary restraining order or injunction or other order of any court, administrative agency or other Governmental Authority of competent jurisdiction shall be

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in effect as of the Closing that restrains or prohibits the consummation of any material part of the Transaction;
(ii)This Agreement shall not have been terminated in accordance with any of its terms, including Article VIII hereof; and
(b)Any condition specified in this Section 2.01 may be waived prior to Closing only by a written instrument signed by Seller and Purchaser.
Section 2.02Conditions to Purchaser’s Obligations.
(a)The obligation of Purchaser to consummate the Closing is subject to the satisfaction of each of the following additional conditions by Closing or as of any other specific dates set forth below:
(i)The representations and warranties of Seller made in Article V hereof shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time, subject to the materiality qualification set forth in the immediately preceding parenthetical); and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Purchaser the Seller’s Officer’s Certificate in the form of Exhibit C attached hereto dated the Closing Date and signed by a senior executive officer of Seller on behalf of Seller confirming the foregoing;
(ii)Seller shall have delivered to Purchaser the documents set forth in Section 1.05(b) above;
(iii)The conditions in Sections 2.05 and 2.06 below shall have been satisfied and the processes thereunder completed, all pursuant to their terms and time periods, and the Title Company shall be irrevocably and unconditionally committed to issue the Title Policies to Purchaser at Closing, subject only to the Permitted Encumbrances;
(iv)All material Required Consents described in Section 9.03 have been obtained;
(v)Seller and Purchaser have determined, Pursuant to the process described in Section 9.07, that any notification or similar filing is not required to be filed with

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respect to the transactions contemplated by this Agreement under the under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and
(b)The conditions precedent contained in this Section 2.02 (collectively, the “Purchaser’s Conditions Precedent”) are intended solely for the benefit of Purchaser. Subject to the provisions of Section 8.04 below, if any of the Purchaser’s Conditions Precedent for the Closing is not satisfied within the applicable time period set forth above, Purchaser shall have the right in its sole discretion either to waive in writing (no later than the last date such Purchaser’s Condition Precedent was to be satisfied) such Purchaser’s Condition Precedent and proceed with the purchase or terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Purchaser in accordance with Section 8.01 below. Purchaser’s failure to timely terminate this Agreement as a result of an unsatisfied Purchaser’s Condition Precedent pursuant to the terms of this Section 2.02(b), shall be deemed that Purchaser has elected to waive such unsatisfied Purchaser’s Condition Precedent as to the Closing. Upon failure of any such Purchaser’s Condition Precedent, Purchaser may either (i) cancel this Agreement, or (ii) mutually agree with Seller in writing to extend the Closing Date for a period not to exceed fifteen (15) days in order for the Seller to have additional time to perform each undertaking, covenant and agreement hereunder. In the event of cancellation of this Agreement pursuant to this Section 2.02(b), the Earnest Money Deposit, and any other monies theretofore paid on account, if any, shall be returned to Purchaser and neither party shall have any further liability or obligation to the other hereunder. Purchaser may waive any such condition in writing. In addition, if Seller's warranties and representations are not true and correct, Purchaser shall be entitled to pursue any other remedy available pursuant to Section 8.04 of this Agreement, at law or in equity.
Section 2.03Conditions to Seller’s Obligations.
(a)The obligation of Seller to consummate the Closing is subject to the satisfaction of each of the following additional conditions by Closing or as of any other specific dates set forth below:
(i)The representations and warranties of Purchaser made in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true and correct in all respects) as of the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time (which need only be true and correct in all material respects as of such date or time, subject to the materiality qualification set forth in the immediately preceding parenthetical); and Purchaser shall have performed or complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing; and Purchaser shall have delivered to Seller the Purchaser’s Officer’s Certificate in the form of

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Exhibit D attached hereto dated the Closing Date and signed by a senior executive officer of Purchaser confirming the foregoing; and
(ii)Purchaser shall have delivered to Seller the Purchase Price and documents set forth in Section 1.05(c) above.
(b)The conditions precedent contained in this Section 2.03 (collectively, the “Seller’s Conditions Precedent”) are intended solely for the benefit of Seller. Subject to the provisions of Section 8.03 below, if any of the Seller’s Conditions Precedent is not satisfied within the applicable time periods set forth above, Seller shall have the right in its sole discretion either to waive in writing (no later than the last date such Seller’s Conditions Precedent was to be satisfied) such Seller’s Condition Precedent as to the Closing and proceed with the purchase or terminate this Agreement, in accordance with Section 8.02 below.
Section 2.04Casualty/Condemnation.
(a)The Parties acknowledge that a Casualty Loss or Condemnation may occur on or after the Effective Date and prior to the Closing as a result of fire, flood, storm, war, insurrection, natural disaster, disease, insects, or any other casualty; or condemnation. Seller shall promptly notify Purchaser upon obtaining any Seller’s Knowledge of any such Casualty Loss or Condemnation (“Casualty/Condemnation Notice”). If the aggregate fair market value of the Transferred Assets that are damaged, lost, taken or to be taken resulting from Casualty Loss or Condemnation subsequent to the Effective Date and prior to the Closing Date exceeds ten percent (10%) of the Purchase Price (the “Casualty Loss/Condemnation Threshold”), Purchaser may, at its option and in its sole discretion, elect to terminate this Agreement by notifying Seller in writing of its election within fifteen (15) days from the date the Purchaser receives the Casualty/Condemnation Notice from Seller, or Purchaser shall consummate the transaction herein and receive an assignment of all proceeds and award(s) of such Casualty Loss and/or Condemnation, less reimbursement to Seller of the reasonable costs it incurred in procuring such proceeds and award(s). Seller shall deliver to Purchaser, along with its Casualty/Condemnation Notice, a written estimate of the aggregate fair market value of the Transferred Assets that are damaged, lost, taken or to be taken, as determined in good faith by Seller, resulting from such Casualty Loss or Condemnation, which determination shall be based on the value per acre of any timber and/or bare land affected (as applicable) as set forth in the table attached as Exhibit G (the “Value Table”). Purchaser shall have a period of six (6) Business Days to accept or reject Seller’s valuation. In the event Purchaser rejects Seller’s valuation, the Parties shall meet to attempt in good faith to agree upon the aggregate fair market value of the Transferred Assets that are damaged, lost, taken or to be taken resulting from such Casualty Loss or Condemnation. If the Parties cannot so agree within five (5) Business Days, then the dispute shall be determined as follows: within five (5) Business Days thereafter, Seller and Purchaser will each appoint an independent forestry consultant with at least ten (10) years of forestry experience, each of which may be a consultant previously engaged by the appointing Party with respect to the Properties.

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Should either Party fail to timely appoint such a consultant, the determination of the other Party’s consultant shall be binding. Within five (5) Business Days after the appointment of both Parties’ consultants, such two consultants will in turn select a third independent forestry consultant (which third consultant must also have at least ten (10) years of forestry experience, but may not be a consultant previously engaged by either Party) to act with them in a panel (the “Forestry Consultant Panel”) to determine the appropriate fair market valuation. Should either Party fail to timely appoint the two foresters fail to timely appoint a third forester, a court of competent jurisdiction in Madison County, Mississippi shall appoint the same. Upon constitution of the Forestry Consultant Panel, each Party shall promptly submit their respective opinion of the aggregate fair market value in question to the Forestry Consultant Panel, along with any relevant information such Party believes supports their opinion. The Forestry Consultant Panel will reach a binding decision within thirty (30) days of the selection or appointment of the third consultant as to which of the two submissions of the Parties (and not any other amount) is most representative of the aggregate fair market value in question based on the factors and methods set forth in this Section 2.04, and the decision of the Forestry Consultant Panel will be final. The Forestry Consultant Panel shall use the timber values included in the Value Table. The Closing shall be delayed until the Forestry Consultant Panel determines the appropriate fair market valuation and all other matters under this paragraph have been settled. In addition to the foregoing, the fifteen (15) day period set forth above for Purchaser’s termination option shall be tolled during any period when a dispute under this paragraph must be submitted to and remains under consideration with a Forestry Consultant Panel. Seller and Purchaser will each bear the cost of its respective consultant and one-half (1/2) of the cost of the third consultant.
(b)If it is determined in accordance with this Section 2.04, that one or more events of Casualty Loss collectively have an aggregate fair market value of less than the Casualty Loss/Condemnation Threshold but more than Two Million and No/100 Dollars ($2,000,000.00) (collectively, the “Casualty Loss Minimum”), the Purchase Price shall be reduced by the amount that such aggregate fair market value exceeds the Casualty Loss Minimum. If it is determined in accordance with this Section 2.04 that any collective Casualty Loss has an aggregate fair market value of less than the Casualty Loss Minimum, the Purchase Price shall not be reduced with Purchaser to bear the risk of such Casualty Loss. Notwithstanding the foregoing, in no event shall the Purchase Price be reduced in the case of Condemnation unless the taking occurs prior to Closing, in which case (if Purchaser has not terminated this Agreement under Section 2.04(a) above) the Purchase Price shall be reduced by the amount of all proceeds and awards received by Seller as a result of such Condemnation, less Seller’s reasonable out-of-pocket costs incurred in procuring the same. If the taking will occur after Closing and Purchaser has not exercised its termination right in Section 2.04(a) above, Purchaser shall receive an assignment at Closing of all proceeds and award(s) of such Condemnation for which Seller would have otherwise been entitled, less Seller’s reasonable out-of-pocket costs incurred to date in securing the same.

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(c)For the purpose of determining the fair market value of the damaged or lost timber resulting from a Casualty Loss, the values set forth on the Value Table shall be used and the fair market value for damaged or lost timber shall be net of the salvage stumpage value of such timber to Purchaser.
(d)At the Closing, the Purchaser assumes all hazards of damage to or destruction of the Property occurring on and after the Closing for the Transferred Assets and of the taking of such Property or any part thereof for public use commenced on or after Closing.
Section 2.05Conditions of Title.
(a)As of the Closing Date, title to the Properties is to be free and clear of all Liens, encumbrances, claims, defects and other matters affecting title, except the Permitted Encumbrances, the Contracts and the Tenant Leases. In no event shall any Lien or other monetary encumbrance against the Properties (other than Liens for Property Taxes not yet due and payable) ever be considered a Permitted Encumbrance hereunder. Monetary encumbrances remaining to be discharged by Seller shall be paid from Seller’s funds at the Closing.
(b)Seller has made available to Purchaser commitments for owner’s title insurance policies issued by the Title Company, as title insurer, covering all of the Properties, together with full and the best legible copies available of all documentary exceptions referred to in such commitments and all deeds, surveys, plats, tax maps and other documents referred to in the legal descriptions or the exception documents included in or referred to in such commitments (collectively, the “Title Commitments”). To the extent in Seller’s possession or in the possession of the Title Company, Seller shall provide any missing deeds, surveys, plats, tax maps and other documents within five (5) Business Days following Purchaser’s request for the applicable documents from Seller, and Purchaser shall have the right to object to such documents within five (5) Business Days after receipt or by the Title Review Expiration Date below, if later.
(c)Purchaser shall have until 5:00 pm CST on August 25, 2025 (the “Title Review Expiration Date”) to notify Seller (“Objection Notice”) of any objections Purchaser has to: (i) matters reflected in the Title Commitment that are not customary to large commercial timberland transactions in the Southeastern United States and materially and adversely affect the use, enjoyment or value of any parcel for commercial growing and harvesting of timber and other forestry purposes or the resale as timberlands, excluding the Permitted Encumbrances; (ii) any lack of legal access to any tract that is part of the Properties, but only to the extent that such lack of access is not set forth on or is inconsistent with the information disclosed on Schedule 2.05(c); (iii) a Material Property Discrepancy as defined herein (any items that Purchaser so objects to in clauses (i)-(iii) above, collectively, “Objectionable Matters”) or (iv) a Title Failure as defined herein. Purchaser shall also have the right to object to any new title matters created or suffered between the effective date of any Title Commitment and the Closing Date, by delivering a new Objection Notice: (1) within five (5) days after (x) receipt of notice of such new title

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matters from Seller or the Title Company, along with copies of any relevant underlying documents, or (y) Purchaser otherwise having actual Knowledge of a new title matter not stated in the Title Commitments, or (2) by the Title Review Expiration Date, if later. If Purchaser fails to give such Objection Notice to Seller within the applicable time specified, the objection(s) shall be deemed waived by the Purchaser. Any title encumbrances or exceptions that are set forth in any Title Commitment and any access, Seller’s GIS data, and legal description matters to which Purchaser does not object during the applicable period specified, shall be deemed to be Permitted Encumbrances.
(d)Without limiting the provisions of Section 2.05(f) below, Seller shall have until 5:00 pm CST on September 1, 2025 (and three (3) Business Days after any subsequent Objection Notice) to give Purchaser: (i) notice that Seller will, at its expense, remove or cure to Purchaser’s reasonable satisfaction such Objectionable Matters or Title Failures on or before the Closing Date (for purposes of this paragraph, “cure” may include the Title Company insuring over or providing an endorsement for an Objectionable Matter or Title Failure); (ii) notice that Seller elects not to cause such Objectionable Matters or Title Failure to be removed or cured; or (iii) notice that Seller believes an Objectionable Matter is a Permitted Encumbrance. If Seller fails to give Purchaser any notice of its election under the foregoing sentence, Seller shall be deemed to have given notice under clause (ii) above. Notwithstanding the foregoing, Seller shall be obligated to cure, on or before the Closing Date, all Liens against the Property in each case evidencing monetary encumbrances (other than Liens for non-delinquent real estate Taxes or assessments) (“Monetary Liens”). If Seller gives Purchaser notice under clause (ii), Purchaser may exclude from the Properties those portions that are subject to any uncured Objectionable Matter (a “Title Objection Carveout”) only to the extent that the value of the timber and/or bare land acreage (as determined by the Value Table) of all Title Objection Carveouts in the aggregate (the “Title Objection Carveout Value”), exceeds One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00), excluding any Material Property Discrepancies (the “Title Objection Carveout Minimum”) but is less than or equal to ten percent (10%) of the Purchase Price (the “Title Objection Carveout Maximum”). If the Title Objection Carveout Value exceeds the Title Objection Carveout Minimum but is less than or equal to the Title Objection Carveout Maximum, then the Purchase Price shall be reduced in an amount equal to the Title Objection Carveout Value, with the Property subject to the Title Objection Carveout removed from the transaction. Should the Title Objection Carveout Value exceed the Title Objection Carveout Maximum, Seller, at its sole option, may elect to either (A) to terminate this Agreement by written notice to Purchaser, whereupon the Earnest Money Deposit shall immediately be returned to Purchaser in accordance with Article VIII below; or (B) waive the right to terminate the Agreement and proceed to Closing. Notwithstanding the foregoing, Purchaser shall have the right to a Title Objection Carveout with respect to any Title Failure and any Material Property Discrepancy which arises from the lack of an underlying legal description for a portion of the Property, in which event the Purchase Price shall be reduced by an amount equal to the applicable Title Objection Carveout Value without application of the Title Objection Carveout

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Minimum threshold set forth above. Except for issues related to a Title Failure, Purchaser shall be required close without any tract being carved out or any reduction in the Purchase Price if the aggregate Title Objection Carveout Value does not exceed the Title Objection Carveout Minimum. If Purchaser shall fail to give Seller notice of its election between clause (A) and (B) above on or before five (5) days after receiving Seller’s notice, then Purchaser shall be deemed to have elected clause (B) above. If Seller shall give notice pursuant to clause (i) above and shall fail to remove any such Objectionable Matters from title or otherwise cure the same to Purchaser’s reasonable satisfaction prior to the Closing Date, and Purchaser is unwilling to take title subject thereto, then Purchaser shall once again have the right to elect a remedy under clause (A) or (B) above on or before three (3) Business Days after Seller’s failure. If Seller shall give notice pursuant to clause (iii) and Purchaser disagrees with Seller that the objection is a Permitted Encumbrance by providing written notice of the same to Seller on or before 5:00 pm CST on the fifth (5th) day after receipt of Seller’s notice, then the matter shall be submitted to a Forestry Consultant Panel for resolution in the same manner as set forth in Section 2.04(a). Alternatively, regardless of the Title Objection Carveout Value, the Parties may mutually elect to delete the portion or portions of the Property subject to such Objectionable Matter or Title Failure from the Properties conveyed by Seller to Purchaser at Closing, and the Purchase Price will be reduced by the amount of Title Objection Carveout Value. Any Property that is carved out, if less than twenty (20) acres in size, shall be aggregated with such surrounding acreage of not less than twenty (20) acres in size, taken as one tract, to the extent, and only to the extent, reasonably necessary to create an economically feasible and marketable parcel, subject to Seller’s and Purchaser’s mutual reasonable approval, and if applicable, Seller shall reserve, or the Purchaser shall grant such rights for ingress, egress and utilities for all lawful purposes as may be reasonably required, and as may be reasonably acceptable to Seller and Purchaser, to access the excluded parcel and the Property, as the case may be.
(e)In the event the Title Objection Carveout Value exceeds ten percent (10%) of the Purchaser Price, either Party may elect to terminate this Agreement by providing written notice to the other, in which event the Earnest Money Deposit shall be returned to Purchaser in accordance with Article VIII below.
(f)For a period of fifteen (15) months from and after the Closing Date, Seller, at its option, may require Purchaser to purchase and accept title to any Title Objection Carveout (subject to the same Permitted Encumbrances affecting such Title Objection Carveout as were contained in the original Deeds conveyed at Closing) for which Seller has either (i) cured or caused to be cured all title defects affecting such Title Objection Carveout to Purchaser’s reasonable satisfaction; or (ii) caused the Title Company to insure around such Title Objection Carveout to Purchaser’s reasonable satisfaction. If Seller elects to require Purchaser to purchase and acquire title to any Title Objection Carveout pursuant to this Section 2.05(f), then (1) Seller shall provide written notice to Purchaser and within forty-five (45) days of such notice shall convey such Title Objection Carveout to Purchaser pursuant to an instrument of conveyance

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described in Section 1.05(b), subject to the same Permitted Encumbrances as were contained in the original Deeds conveyed at Closing, and (2) Purchaser shall pay to Seller, on the date title to such Property is conveyed, an amount equal to the amount by which the Purchase Price was reduced at Closing to account for such Title Objection Carveout. Notwithstanding anything in this paragraph to the contrary, if within said forty-five (45) day period, Purchaser discovers that a material change has occurred in the condition of said Title Objection Carveout since the Closing Date (including to the state of title, Seller’s Inventory Data, environmental condition, or otherwise), Purchaser shall notify Seller and the Parties shall thereafter use commercially reasonable efforts to attempt to agree upon an appropriate Purchase Price reduction to account for said material change. If the Parties cannot agree upon an appropriate reduction in the Purchase Price within thirty (30) days after Purchaser has notified Seller of such material change, then Purchaser shall have no further obligation to purchase such Title Objection Carveout. This paragraph shall survive Closing.
Section 2.06Environmental Review.
(a)Purchaser acknowledges receipt of a Phase I Environmental Site Assessment of the Properties performed by SLR International Corporation, dated June 2025 (the “Phase I ESA”) Purchaser has reviewed, approved and accepted the Phase I Assessment and the environmental condition of the Property. Seller will obtain, at its cost, a reliance letter from the environmental professional who conducted the Phase I ESA and will provide the draft reliance letter to Purchaser for Purchaser’s reasonable review and approval. Once Purchaser has approved such reliance letter (the “Reliance Letter”), Seller shall cause the Reliance Letter to be issued to Purchaser on or before Closing.
ARTICLE III.
COVENANTS PRIOR TO THE CLOSING
Section 3.01Access.
(a)During the period from the Effective Date to the Closing, and subject to Section 9.02 hereof, Seller shall grant to Purchaser or cause to be granted to Purchaser, its environmental and other consultants and its financing sources and their authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to inspect and examine, and to perform such surveys, cruises and audits of the Properties and the non-financial books and records of Seller, to the extent relating exclusively to Transferred Assets; provided that such access does not unreasonably interfere with the normal operations of Seller or any of its Affiliates; provided, further, that in no event shall the foregoing provision be construed so as to grant Purchaser, its financing sources or their authorized Representatives access to information concerning Seller or any of its Affiliates other than information relating exclusively to Transferred Assets that is not proprietary; provided further that all requests for

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access shall be directed to such Person or Persons as may be designated by Seller from time to time; and provided further that Purchaser is not authorized to, and Purchaser shall not (and shall not permit any of its employees, Representatives, financing sources or Affiliates to) contact any officer, director, employee, supplier, distributor, investor or other material business relation of Seller or any of its Affiliates in connection with or that makes any reference to the Transaction prior to the Closing without the prior written consent of Seller. To the extent that any of Seller’s books and records above relate to both the Properties and to other property held or managed by Seller or its Affiliates, Seller shall use commercially reasonable efforts to separate out or otherwise promptly make such information relating to the Properties reasonably available to Purchaser at no expense or no out of pocket cost to Seller for purposes of inspection, provided however, that Seller shall have no obligation to provide any (i) material or information of Seller which (x) is proprietary to Seller or (y) relates to financial or accounting matters (other than Seller’s Inventory Data); and (ii) conveyance or assignment of any license or other interest in Seller’s GIS proprietary system or other electronic systems on which data is collected, assimilated or stored. Purchaser shall, and shall cause its Affiliates, financing sources and Representatives to, abide by the terms of the Confidentiality Agreement (defined below) with respect to such access and any information furnished to it or its Representatives pursuant to this Agreement or otherwise in connection with the Transaction. Notwithstanding anything herein to the contrary, neither Purchaser nor any of its Affiliates, financing sources or Representatives shall be permitted to perform any invasive testing of any of the Properties including but not limited to any environmental testing without specific additional written authorization from Seller. Upon the completion of any inspections or studies undertaken by Purchaser in accordance with the foregoing provisions of this Section 3.01, Purchaser, at its expense, shall repair any damage caused to the Properties and remove all debris resulting from and all other material placed on the Properties in connection with Purchaser’s inspections and studies.
(b)Purchaser shall disclose to Seller the results of such inspections and studies, and shall deliver copies of any reports or test results, to Seller. The results of such inspections and studies (as well as any information and documents that Seller delivered or caused to be delivered to Purchaser concerning the Properties) shall be treated as strictly confidential by the Purchaser and the same shall not be disclosed to any third party or Governmental Authority (provided that such results, information and documents may be disclosed to officers, employees, consultants, attorneys, financial advisors, accountants, agents, investors and lenders of Purchaser or its Affiliates for use solely in connection with the transactions contemplated by this Agreement, who shall be required by Purchaser to similarly treat such results, information and documents as strictly confidential), except to the extent required by any Applicable Law or court order or in connection with any legal proceeding filed to enforce a Party’s rights under this Agreement. In the event that disclosure of the results of any such inspection or study or any such information or document that Seller delivered or caused to be delivered to Purchaser concerning the Properties is required by Applicable Law or court order, Purchaser shall notify Seller promptly in writing so that Seller may seek a protective order (at its own cost and expense) or

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other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 3.01(b). Purchaser shall reasonably cooperate, at no expense to Purchaser, with Seller to obtain a protective order or other appropriate remedy. In the event that no such protective order or other appropriate remedy is obtained, or Seller waives compliance with the terms of this Section 3.01(b), Purchaser shall give Seller written notice of the information to be disclosed as far in advance of its disclosure as practicable.
Purchaser agrees that Purchaser, and the contractors, representatives and agents of Purchaser who enter upon the Properties shall maintain in full force and effect at its sole cost and expense, the insurance described below, at the coverages and limits at levels customary in the industry for performing work, activities, operations and services similar to those to be performed on the Properties, but at levels not less than the minimums indicated below. Prior to entering upon the Properties, Purchaser shall furnish Seller or cause Purchaser’s contractors, representatives and agents to furnish Seller, a certificate of insurance evidencing the coverage required herein.

(i)Worker’s Compensation in accordance with the benefits afforded by the statutory Worker’s Compensation Acts applicable to the state of Alabama, Louisiana, and Mississippi Policy limits for worker’s compensation shall not be less than statutory limits and for employer’s liability one million dollars ($1,000,000) each accident, one million dollars ($1,000,000) disease each employee, and one million dollars ($1,000,000) disease policy limit.
(ii)Commercial General Liability Insurance including bodily injury, death, property damage, independent contractors, products/completed operations, contractual, and personal injury liability, with a limit of $1,000,000 per occurrence and $2,000,000 in the annual aggregate.
(iii)Commercial Automobile Insurance covering owned, hired, rented, and non-owned automotive equipment with a limit of $1,000,000 per accident.
(iv)Excess Umbrella Liability Insurance coverage in excess of the terms and limits of insurance specified in (i), (ii) & (iii) above with a combined limit of $5,000,000 per occurrence.
Section 3.02Ordinary Conduct of Seller. During the period from the Effective Date to the Closing, except as consented to by Purchaser in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise contemplated by this Agreement, Seller, to the extent related to Transferred Assets:
(a)shall operate its business and the Properties in its Ordinary Course of Business, including but not limited to Seller’s maintenance of the Properties, and in compliance in all material respects with all Governmental Authorizations and Requirements of Law;

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(b)shall comply in all material respects with each of the Contracts, Tenant Leases and Access Agreements and use commercially reasonable efforts to cause all of the tenants, lessees, and other parties subject to such agreements to abide by the same;
(c)with the exception of Tenant Leases (permitted under Section 1.01(c) above) and any correction deeds or other curative instruments required by the Title Company or otherwise secured in connection with Seller’s election under Section 2.05(d)(i) above, from and after the Effective Date, shall not enter into any new agreement affecting the Transferred Assets or encumbering the Transferred Assets without the prior written consent of Purchaser, which consent may be given or denied by Purchaser in its reasonable discretion; and
(d)with the exception of rights of parties under various Contracts (allowed under Section 1.01(b)) and the Planned Harvesting described herein, Seller shall not harvest or remove any timber from the Properties, except in the case of disease or pest or salvage from Casualty Loss, and then with the consent of Purchaser, which shall not be unreasonably withheld, and with the net proceeds thereof to be paid to Escrow Agent to be applied against the Purchase Price at the Closing.
Section 3.03Cancellation of Management Services. From and after the Closing, unless Seller and Purchaser reach a separate written agreement as to future management services, Seller and its Affiliates shall cease providing all services (including cash management and treasury, accounting, tax, insurance, environmental, banking, legal, data network and other services) that they provide with respect to Transferred Assets transferred at that Closing, and all agreements or understandings (written or oral) with respect thereto will terminate without any further action or liability on the part of Seller or such Affiliates. Seller shall not be responsible for any liabilities or obligations arising or incurred under such agreements or understandings. Nothing in this section shall prevent Seller and/or its Affiliates from reaching a separate written agreement with Purchaser to provide management services at any time.
Section 3.04Harvesting. Seller represents and warrants that no timber harvesting will occur on the Properties between the Effective Date and the Closing Date, by Seller or any third party except as provided in various Contracts and the Planned Harvesting. Unintentional Excess Harvesting from such Planned Harvesting shall not violate the foregoing representation. Purchaser acknowledges that Purchaser is aware that after the Closing, Purchaser shall have the obligation to reforest harvested areas pursuant to Applicable Laws, rules and regulations, if any.

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ARTICLE IV.
ACKNOWLEDGEMENT BY PURCHASER
Section 4.01Seller’s Employees. Purchaser acknowledges that Seller and The Molpus Woodlands Group, LLC have entered into a separate Letter Agreement that relates to the hiring of Seller’s employees.
Section 4.02Disclaimer of Certain Representations. Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement, the Deeds and/or in any other instrument delivered by Seller in connection with the Closing, none of Seller or its Affiliates, nor any Representative or other Person acting on behalf of Seller, or any of their respective Affiliates has made, does not make and has not authorized anyone else to make, any other representation, warranty or promise of any kind, express or implied, with regards to the Transaction and/or the Transferred Assets, including, without limitation, as to: (i) the existence or non-existence of access to or from the Properties or any portion thereof; (ii) the location of the Properties or any portion thereof within any flood plain, flood prone area, watershed or the designation of any portion thereof as wetlands; (iii) the availability of water, sewer, electrical, gas or other utility services at or on the Properties; (iv) the number of acres or square footage in the Properties; (v) the present or future physical condition or suitability of the Transferred Assets for any purpose, (vi) the actual amount and type of timber on the Properties, if any; (vii) the accuracy or completeness of any information regarding Transferred Assets including but not limited to that provided by Seller or PWP; (viii) any other matter or thing affecting or relating to the Transferred Assets or this Agreement or (ix) the condition of title to the Properties. Purchaser further agrees that, except as expressly set forth in this Agreement, the Deeds and/or in any other instrument delivered by Seller in connection with the Closing, Seller and its Affiliates makes no warranty whatsoever with respect to the accuracy or completeness of, and shall not have or be subject to any liability to Purchaser or any of its Affiliates or Representatives resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, and any information, document or material made available to Purchaser or its Affiliates or Representatives in certain “data rooms” (including the Data Room), management presentations or any other form in expectation of the Transaction.
Section 4.03Environmental Matters. Purchaser acknowledges that Seller has heretofore delivered to Purchaser the Phase I ESA upon the following terms and conditions: (i) the Phase I ESA is provided for informational purposes only and, except as expressly provided in this Agreement, was provided without any representation or warranty by or on behalf of Seller as to the accuracy or completeness of the information contained therein; (ii) prior to Closing, the Phase I ESA is subject to the terms and conditions of the Confidentiality Agreement; and (iii) except as expressly provided in this Agreement, no information contained in the Phase I ESA shall be deemed to obligate Seller to take any action, including action to remediate any condition

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described in the Phase I ESA. Purchaser acknowledges receipt of the Phase I ESA and accepts delivery of the Phase I ESA upon the terms and conditions set forth herein.
Section 4.04Timber Matters. Purchaser acknowledges that Seller has heretofore delivered to Purchaser the cruise information prepared by American Forest Management (“AFM”) as to wood, trees and potential timber products on the Property (the “Cruise”) with the Cruise being delivered to Seller and Purchaser upon the following terms and conditions: (i) the Cruise is provided for informational purposes only without any representation or warranty by Seller or AFM as to the Cruise; (ii) the volumes and estimates of timberland resources are customarily based on statistical samples and often require the independent judgment of the person making the estimate or projection and as such estimates and projections are subject to sampling precision and statistical error, and because they are subject to natural variations and environmental conditions that may cause actual volumes and values to vary from those estimated or projected, neither Seller nor AFM shall guarantee the accuracy of such estimates, projections or values; and (iii) the Cruise shall be utilized by the Seller and Purchaser at their sole risk.
Section 4.05General Disclaimers. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THE DEEDS AND/OR IN ANY INSTRUMENT DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING: (I) NO REPRESENTATIONS, WARRANTIES OR PROMISES, EXPRESS OR IMPLIED, HAVE BEEN OR ARE BEING MADE BY OR ON BEHALF OF SELLER OR ITS AFFILIATES OR ANY OTHER PERSON WITH RESPECT TO THE TRANSFERRED ASSETS, INCLUDING WITH RESPECT TO PHYSICAL OR ENVIRONMENTAL CONDITION, HABITABILITY, QUANTITY OR QUALITY OF TIMBER, NURSERY STOCK OR SEEDLINGS, FUTURE FIBER GROWTH OR HARVEST, FUTURE FINANCIAL RESULTS FROM THE SALE OF FIBER GROWN ON THE PROPERTIES, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SELLER HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS OR IMPLIED RELATING TO THE TRANSFERRED ASSETS AND ANY OF THE FOREGOING MATTERS, (II) IN ENTERING INTO THIS AGREEMENT, PURCHASER HAS NOT RELIED AND DOES NOT RELY ON ANY SUCH REPRESENTATION, WARRANTY OR PROMISE, EXPRESS OR IMPLIED, BY OR ON BEHALF OF SELLER, ITS AFFILIATES, BROKERS, CONSULTANTS OR ANY OTHER PERSON AND (III) PURCHASER HAS COMPLETED OR WILL COMPLETE PRIOR TO CLOSING ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE TRANSFERRED ASSETS AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION FOR THE REAL PROPERTY AFFORDED BY PURCHASER’S TITLE POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, WHETHER IN THIS AGREEMENT OR IN ANY OF THE DEEDS. PURCHASER SHALL TAKE THE TRANSFERRED ASSETS TO BE ACQUIRED BY IT IN “AS IS,

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WHERE IS, AND WITH ALL FAULTS” CONDITION ON THE CLOSING DATE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN THE DEEDS AND/OR IN ANY INSTRUMENT DELIVERED BY SELLER IN CONNECTION WITH THE CLOSING.
Section 4.06Waiver and Release. UPON THE CLOSING, SUBJECT TO ARTICLE VII, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, ADVERSE ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR PURCHASER’S INVESTIGATION, AND UPON THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE TRANSFERRED ASSETS; PROVIDED, HOWEVER, PURCHASER’S WAIVER AND RELEASE OF SELLER AS DESCRIBED ABOVE SHALL NOT PREVENT PURCHASER FROM JOINING SELLER AS A POTENTIALLY RESPONSIBLE PARTY IN ANY SUIT OR ACTION BROUGHT AGAINST PURCHASER BY A THIRD PARTY ARISING FROM THE ALLEGED BREACH OF ENVIRONMENTAL LAW WITH RESPECT TO THE TIMBERLANDS PRIOR TO THE CLOSING DATE. PURCHASER OR ITS SUCCESSORS AND ASSIGNS SHALL HAVE NO OBLIGATION AT ANY TIME OR AS A RESULT OF THIS RELEASE TO INDEMNIFY, DEFEND OR SAVE HARMLESS SELLER FROM CLAIMS BY THIRD PARTIES FOR ANY CONDITIONS, ACTIONS OR OMISSIONS WHICH OCCURRED PRIOR TO THE CLOSING DATE REGARDLESS OF WHETHER CLAIMS ARE BROUGHT BEFORE OR AFTER CLOSING.
Section 4.07No Reliance. Purchaser acknowledges that any materials provided to it, including any cost or other estimates, projections, acreage, and timber information, the management presentations and the materials and information provided on data disks or in the online Data Room, are not and shall not be deemed representations or warranties by or on behalf of Seller or any other Person and are not to be relied upon by Purchaser.
Section 4.08Consideration. PURCHASER HEREBY ACKNOWLEDGES THAT: (i) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN BROUGHT TO THE ATTENTION OF PURCHASER, (ii) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN READ AND ARE UNDERSTOOD BY PURCHASER, (iii) THE AGREEMENT

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OF PURCHASER WITH AND TO ALL OF THE TERMS AND CONDITIONS OF THESE WAIVERS AND DISCLAIMERS IS AN INTEGRAL PART OF THIS AGREEMENT BETWEEN SELLER AND PURCHASER, WITHOUT WHICH THIS AGREEMENT WOULD NOT HAVE BEEN ENTERED INTO BY SELLER, AND (iv) THE PURCHASE PRICE REFLECTS, AND TAKES INTO CONSIDERATION, THE FOREGOING WAIVERS AND DISCLAIMERS.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as otherwise disclosed in Schedule 5 attached hereto (the “Seller’s Disclosures”) (for avoidance of doubt, each of the following representations and warranties are subject to and excepted by the disclosures made by Seller under Schedule 5 attached hereto), Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:
Section 5.01Organization and Power. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a limited liability company, and is in good standing in the States of Alabama, Louisiana, Mississippi and Delaware, the jurisdictions in which such qualification is required to permit it to own its assets and to conduct its business as it is currently being conducted. Seller has all requisite limited liability power and authority necessary to (i) own, lease and operate its properties and assets (including the Properties) and to carry on its business as now being conducted; (ii) enter into this Agreement; and (iii) perform its obligations and consummate the transactions contemplated hereby.
Section 5.02Authorization; No Breach. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming a determination made by Purchaser and Seller that approval under the HSR Act is not required pursuant to Section 2.02(a)(v) above, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not result in any breach or violation of or default under: (i) the terms, conditions or provisions of Seller’s Officer’s Certificate or any standing resolution or consent of its members, (ii) any of the Contracts, Timber Sale Agreements, Tenant Leases or Access Agreements, (iii) any Requirement of Law applicable to Seller or any of the Properties, or (iv) any Governmental Authorization, order, judgment or decree of any Governmental Authority by which Seller or the Properties is or may be bound, excluding from the foregoing clauses (ii), (iii) and (iv), such breaches, violations or defaults that would not be reasonably likely, individually or in the aggregate, to have a materially adverse effect on Seller’s ability to perform its obligations under this Agreement or Transferred Assets.

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Section 5.03Properties.
(a)Except as set forth in Seller’s Disclosures, Schedule 1.01(b), Schedule 1.01(c), and Schedule 1.09 attached hereto sets forth an accurate list in all material respects of the Contracts, Timber Sale Agreements, and Tenant Leases respectively entered into by Seller, and each amendment, supplement and modification in respect of any of the foregoing. To Seller’s Knowledge, each of the Contracts, Timber Sale Agreements and Tenant Leases is in full force and effect and has not been amended or modified other than in a de-minimus manner, except as set forth on those schedules. Neither Seller nor, to the Seller’s Knowledge, any party to any of the Contracts, Timber Sale Agreements or Tenant Leases, is in default thereunder in any respect that would reasonably be expected to adversely affect Seller’s ability to perform its obligations under this Agreement and no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, passage of time or both, would constitute a default thereunder. To Seller’s Knowledge, there are no other unrecorded documents affecting the Properties or that will be binding upon the Properties or Purchaser after the Closing, other than the Contracts, Timber Sale Agreements, Tenant Leases and Permitted Encumbrances.
(b)To Seller’s Knowledge, Seller holds all Governmental Authorizations that are necessary to conduct operations on the Properties as presently conducted, except for those Governmental Authorizations the failure to hold which would not be reasonably likely, individually or in the aggregate, to have a materially adverse effect on Seller’s ability to perform its obligations under this Agreement or the Transferred Assets or Seller’s ability to operate the Transferred Assets as presently operated, Seller is presently managing, operating and maintaining the Properties in material compliance with all Governmental Authorizations and all Requirements of Law (including those pertaining to forest practices and uses), other than Environmental Laws which are exclusively covered by Section 5.03(e). To Seller’s knowledge, Seller has not received any notice from any Governmental Authority of any violations of any Governmental Authorization or any Requirements of Law relating to the Properties (including those pertaining to forest practices and uses) in respect of which such violations remain outstanding.
(c)There is no pending or, to Seller’s Knowledge, threatened Condemnations which may adversely affect Seller’s ability to perform this Agreement in any material respect, or which may affect any Property in any material respect.
(d)Except as disclosed in the Phase I ESA, any of the environmental reports listed in Schedule 5.03(d) attached hereto, or in any in environmental reports obtained by Purchaser in connection with the Properties: (i) to Seller’s Knowledge, the Properties have not at any time been used for or subjected to the generation, transportation, management, handling, treatment, storage, manufacture, emission disposal, release or deposit of any Hazardous Substances or other material containing Hazardous Substances in violation in any material respect of levels permitted under any applicable Environmental Laws (although Seller has

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applied pesticides and herbicides typically used in the forest products industry to Seller’s Knowledge according to Environmental Law and label directions), (ii) to Seller’s Knowledge, Seller has not received any written notice from any Governmental Authority or Person of any violation of, or liability under, any Environmental Law in connection with the Seller’s operations on or related to the Transferred Assets, and no such violations or liability presently exist, (iii) to Seller’s Knowledge, there is no recognized environmental condition present on the Property, and (iv) to Seller’s Knowledge, there are no writs, injunctions, decrees, orders or judgments outstanding or any actions, suits, proceedings, investigations or clean-up activity, pending or, to Seller’s Knowledge, threatened, relating to the Seller’s compliance in any material respect with or liability under any Environmental Law affecting the Transferred Assets. Seller has provided or otherwise made available to Purchaser a complete and accurate copy of the Phase I ESA and all exhibits, maps, and supplements thereto. To Seller’s Knowledge, there are no underground storage tanks or waste disposal sites, dump sites or landfills (other than small, unauthorized household dump sites typical of rural timberlands) on the Properties.
(e)To Seller’s Knowledge, (i) there are no Liens against the Properties (other than Property Taxes that are not yet due and payable), (ii) all operational Taxes related to the Properties and Seller’s operations thereon, including but not limited to all timber harvest excise tax, and all amounts owed to timber fellers, loggers and truckers pertaining to Seller’s harvest and removal of timber from the Properties, have been fully paid as of the Closing or will be paid by Seller when the same come due, if they are not due as of Closing, and (iii) there are no special assessments of any kind or nature that have been imposed upon or levied against the Properties by any Governmental Authority.
Section 5.04Non-Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.
Section 5.05Litigation Affecting Transferred Assets. There are no actions, suits, proceedings or orders pending or, to Seller’s Knowledge, threatened against Seller or the Transferred Assets at law or in equity, or before or by any Governmental Authority except as set forth in Seller’s Disclosures attached hereto as Schedule 5. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Seller (or affecting any of the Property) that prohibit or restrict or could reasonably be expected to result in any material delay of the consummation of the transactions contemplated by this Agreement.
Section 5.06Brokerage. There are no claims for brokerage commissions, finders’ fees, expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller or any of its Affiliates, except Seller’s agreement with PWP.

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Section 5.07OFAC. Seller is not a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury (including those named on OFAC’s Specially Designed and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the US Patriot Act, or other governmental action.
Section 5.08ERISA. For purposes of Section 3(14) of the Employee Retirement and Income Security Act of 1974, as amended (hereinafter referred to as “ERISA”), Seller is not a party in interest with Purchaser. The Property does not constitute an asset of an employee benefit plan affiliated with Seller, as defined in Section 3(3) of ERISA.
Section 5.09Purchase and Lease Options. There are no contracts or other obligations outstanding for the sale, lease, exchange or transfer of any of the Transferred Assets, except this Agreement and except as may be expressly set forth in the Contracts, Timber Sale Agreements, Tenant Leases and Permitted Encumbrances of record.
Section 5.10Contracts. Schedule 1.01(b) and Schedule 1.01(c) list, and Seller has made available to Purchaser prior to the date hereof, full and complete copies of each Contract and Tenant Lease and each amendment, supplement, and modification of any of the foregoing in effect on the date of this Agreement. To Seller’s Knowledge, the transactions contemplated by this Agreement will not result in a breach or default under any Contract or Tenant Lease or otherwise cause any Contract or Tenant Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. To Seller’s Knowledge, neither Seller, nor any other party to any Contract or Tenant Lease is in breach or default, other than in a de-minimus respect, under such Contract or Tenant Lease. To Seller’s Knowledge, no event has occurred or failed to occur or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default, other than in a de-minimus respect, under any Contract or Tenant Lease or permit the termination or acceleration of rent or other amounts payable under such Contract or Tenant Lease.
Section 5.11Access. Except as described on Schedule 2.05(c), to Seller’s Knowledge, third parties have not denied or threatened to deny Seller access over their lands and no disputes are pending or, to Seller’s Knowledge, threatened with respect to Seller’s access to the Properties over such third party lands; provided that Seller makes no representation or warranty that Purchaser will continue to enjoy such informal access after Closing.
Section 5.12Harvesting. Except for timber harvested and removed pursuant to the Planned Harvesting and de minimus amounts of timber harvested and removed by third parties pursuant to any recorded Permitted Encumbrance, (i) no timber represented as available in Seller’s Inventory Data has been cut or removed from the Property or will be cut from the

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Property prior to Closing, and (ii) Seller has not granted any person or entity any right or option to cut, remove or purchase timber from the Property from and after the Effective Date. During the term of this Agreement, Seller shall neither cut nor remove nor permit the cutting or removal of any timber or trees which are included as part of the Property and Seller’s Inventory Data, subject to and excepting the rights of third parties pursuant to the Timber Sale Agreements and recorded Permitted Encumbrances. All amounts owed to timber fellers, loggers, road builders and truckers pertaining to Seller’s harvest and removal of timber from the Property pursuant to the Timber Sale Agreements have been fully paid or will be fully paid by Seller as of the Closing Date.
Section 5.13Boundary Disputes and Encroachments. Except as set forth on Schedule 5.13, to Seller’s Knowledge, Seller has not received any written notice that there are any parties that may claim to adversely possess any part of the Property in the last three (3) years. Except as set forth on Schedule 5.13, to Seller’s knowledge, no boundary disputes or encroachments affect the Property or any portion thereof during Seller’s ownership in the last three (3) years.
Section 5.14Endangered Species. Seller is aware that the Property include habitats that that are conducive to endangered, threatened or candidate species of plants or animals under the Endangered Species Act, 16 U.S.C. Section 1531, et. seq. or any similar state or local law, rule or regulation in the last three (3) years. Except as set forth on Schedule 5.14, to Seller’s knowledge, in the last five (5) years (a) Seller has not received any notice from any Governmental Authority that there are endangered, threatened or candidate species on the Property; and (b) Seller has not received any notice from any person or entity that there are endangered, threatened or candidate species on the Property, to Seller’s Knowledge, except as set forth on Schedule 5.14, no such threatened or endangered species are on the Property.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants that:
Section 6.01Organization and Power. Purchaser is a limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the state in which it is incorporated or organized and has all requisite power and authority, as the case may be, necessary to (i) own, lease and operate its properties and assets and to carry on their businesses as now conducted, (ii) enter into this Agreement, (iii) to perform and consummate the transactions contemplated hereby.

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Section 6.02Authorization; No Breach. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as limited by the application of bankruptcy, moratorium and other laws affecting creditors’ rights generally and as limited by the availability of specific performance and the application of equitable principles. Assuming a determination made by Purchaser and Seller that approval under the HSR Act is not required pursuant to Section 2.02(a)(v) above, the execution and delivery of this Agreement by Purchaser does not (i) result in any material breach of any of the provisions of any contract or agreement made by Purchaser, (ii) conflict with or constitute a material default under governing of Purchaser, (iii) give any third party the right to terminate this Agreement, (iv) result in the creation of any Lien upon any of the shares of capital stock, membership agreement, partnership interests or any assets of Purchaser or (v) require any authorization, consent, approval, exemption or other action by or notice to any court or other Governmental Authority or other Person, except as has been obtained or as contemplated in this Agreement, under the provisions of the certificate of incorporation or bylaws of Purchaser, any material contract to which Purchaser is party, any judgment, order or decree, or any law, statute, rule or regulation to which Purchaser is subject.
Section 6.03Litigation. There are no actions, suits, proceedings or orders pending or, to Purchaser’s knowledge, threatened against Purchaser at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign that could materially impair Purchaser’s ability to consummate the acquisition of Transferred Assets on the terms herein described on or prior to the Closing Date.
Section 6.04Governmental Consents and Approvals. There are no approvals, consents or registration requirements with respect to any Governmental Authority that are or will be necessary for the valid execution and delivery by Purchaser of this Agreement, or the consummation of the transactions contemplated hereby and thereby, other than those which (i) have been obtained, (ii) may be required to be obtained by Purchaser for it to conduct operations on the Properties, or (iii) may be required under the HSR Act.
Section 6.05Brokerage. There are no claims for brokerage commissions, finders’ fees, expenses or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser other than with The Molpus Woodlands Group, LLC, to whom a fee shall be paid by Purchaser.
Section 6.06OFAC. Purchaser is not a person or entity with whom U.S. persons are restricted from doing business with under the regulations of the OFAC, of the Department of Treasury (including those named on OFAC’s Specially Designed and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), the US Patriot Act, or other governmental action.

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Section 6.07CFIUS. Purchaser has made the determination, in its sole discretion, that the Transaction does not require a filing with the Committee on Foreign Investments in the United States (“CFIUS”).
ARTICLE VII.
SURVIVAL; INDEMNIFICATION
Section 7.01Survival. All representations and warranties made in this Agreement prior to or at Closing shall survive for a period of twelve (12) months after the Closing Date (the “Indemnity Period”); provided, however, that such Indemnity Period shall not apply to any fraud or intentional misrepresentation or to any of those fundamental representations and warranties of the Parties in Section 5.01, Section 5.02, Section 5.07, Section 5.08, Section 6.01, Section 6.02, Section 6.04, and Section 6.06 and Section 6.07 (collectively, “Fundamental Reps”). The covenants of any Party set forth in this Agreement that require performance by such Party on or prior to the Closing Date (other than covenants that specifically require performance at the Closing), and all claims and causes of action with respect thereto, shall terminate on the Closing Date. The covenants of any Party set forth in this Agreement that require performance by such Party after the Closing or that specifically survive Closing, and all claims and causes of action with respect thereto, shall survive the Closing for the applicable statute of limitations (or for such shorter period as may be specified in such covenant) with respect thereto. After the Indemnity Period, the Parties agree that no claims or causes of action may be brought against any Party or any of its directors, officers, employees, Affiliates, controlling persons, agents or Representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement, other than those based on fraud, intentional misrepresentation, the Fundamental Reps or the special warranty of title contained in the Deeds delivered by Seller at Closing. This Section 7.01 shall not limit any covenant or agreement of the Parties that contemplates performance after the Closing.
Section 7.02Seller’s Obligation to Indemnify.
(a)Notwithstanding anything to the contrary set forth in this Agreement, Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, employees, Affiliates, controlling Persons, agents and Representatives and their successors and assigns (collectively, the “Purchaser Indemnitees”) from and against any Loss asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of: (i) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Seller (or any Person acting on Seller’s behalf) in connection with the transactions contemplated by this Agreement; or (ii) any obligation or liability arising under Section 3.03 hereof; or (iii) claims or liabilities related to or arising from any action or inaction of (1) Seller and/or (2) Shell NA Gas & Power Holding Company or any affiliates, first occurring before the

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Closing Date arising from or related to the drilling of the two (2) Class V Stratigraphic Wells (Serial Numbers 975985 and 976005) on those portions of the Property located in Section 29, Township 4 South, Range 5 East and Section 39, Township 4 South, Range 4 East, St. Helena Parish, Louisiana; provided however that in no event shall Seller’s aggregate liability under clause (iii) exceed Seven Million Three Hundred Thousand Dollars ($7,300,000).
(b)If any Purchaser Indemnitee receives written notice of the assertion or commencement of any action, suit, claim or other proceeding made or brought by any person or entity who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”) against such Purchaser Indemnitee with respect to which Seller is obligated to provide indemnification under Section 7.02(a)(iii), the Purchaser Indemnitee shall give Seller prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve Seller of its indemnification obligations, except and only to the extent that Seller forfeits rights or defenses by reason of such failure. Such notice by the Purchaser Indemnitee shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Purchaser Indemnitee. Seller shall have the right to participate in, or by giving written notice to the Purchaser Indemnitee, to assume the defense of any Third-Party Claim at Seller’s expense and by Seller’s own counsel, and the Purchaser Indemnitee shall, subject to the indemnification obligations of Seller under Section 7.02(a)(iii) above, cooperate in good faith in such defense. In the event that Seller assumes the defense of any Third-Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Purchaser Indemnitee. In the event Seller assumes the defense of a Third-Part Claim, Purchaser Indemnitee shall have the right, at its own cost and expense, subject to the indemnification obligations of Seller under Section 7.02(a)(iii) above, to participate in the defense of any Third-Party Claim with counsel selected by it subject to Seller’s right to control the defense thereof. If Seller elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Purchaser Indemnitee in writing of its election to defend as provided in this Agreement, the Purchaser Indemnitee may, subject to the following paragraph, pay, compromise, defend such Third-Party Claim and seek indemnification under Section 7.02(a)(iii) for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Purchaser Indemnitee shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(c)Notwithstanding any other provision of this Agreement, Seller shall not enter into settlement of any Third-Party Claim with respect to which Seller is obligated to

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provide indemnification under Section 7.02(a)(iii) without the prior written consent of the Purchaser Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this paragraph. If a firm offer is made to settle such a Third-Party Claim without leading to liability or the creation of any financial or other obligation on the part of the Purchaser Indemnitees and provides, in customary form, for the unconditional release of each Purchaser Indemnitee from all liabilities and obligations in connection with such Third-Party Claim, and to release any related financial encumbrance on the Property, and Seller desires to accept and agree to such offer, Seller shall give written notice to that effect to the Purchaser Indemnitee. If the Purchaser Indemnitee fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Purchaser Indemnitee may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of Seller as to such Third-Party Claim shall not exceed the lesser of the amount of such settlement offer or $7,300,000. If the Purchaser Indemnitee fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, Seller may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Purchaser Indemnitee has assumed the defense pursuant to Section 7.02(a)(iii), it shall not agree to any settlement without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).
Section 7.03Purchaser’s Obligation to Indemnify. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall indemnify, defend and hold harmless Seller and its directors, officers, employees, Affiliates, controlling Persons, agents and Representatives and their successors and assigns (collectively, the “Seller Indemnitees”) from and against any Loss asserted against or incurred by any Seller Indemnitee as a result of or arising out of: (i) the entry upon the Properties prior to the Closing by Purchaser or any employee, contractor, representative or agent of Purchaser, unless arising from any Seller Indemnitees’ gross negligence or intentional misconduct; or (ii) any claim by any Person for a broker’s, finder’s, financial advisor’s or other similar fee, payment or commission based upon any agreement, arrangement or understanding alleged to have been made by any such Person with Purchaser (or any Person acting on Purchaser’s behalf) in connection with the transactions contemplated by this Agreement.
Section 7.04Indemnification for Breaches of Representations and Warranties.
(a)If the Closing occurs, each of Seller and Purchaser shall indemnify, defend and hold the Purchaser Indemnitees, in the case of Seller, and the Seller Indemnitees, in the case of Purchaser, harmless for any Loss incurred or suffered by any of them as a result of or in connection with or involving a breach of a representation or warranty by the Indemnifying Party in this Agreement either (i) made as of the Effective Date or (ii) as hereby expressly re-made as of the Closing Date.
(b)Notwithstanding the foregoing and solely with respect to the indemnification obligations in Section 7.04(a) above:

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(i)Seller shall be obligated to indemnify the Purchaser Indemnitees and Purchaser shall be obligated to indemnify the Seller Indemnitees only for those claims giving rise to any Loss as to which the Person claiming the right to be indemnified (the “Indemnified Party”) has given the Party from whom it is claiming indemnification (the “Indemnifying Party”) written notice prior to the end of the Indemnity Period, provided that such Indemnity Period shall not apply to fraud, intentional misrepresentation or the Fundamental Reps.
(ii)No indemnification shall be made by either Seller or Purchaser with respect to any claim made pursuant to Section 7.04(a) above unless the aggregate amount of Losses incurred or suffered by the Indemnified Party under this Agreement, in the aggregate, exceeds Three Million and No/100 Dollars ($3,000,000.00) (the “Minimum Claim Amount”). Notwithstanding anything to the contrary contained in this Section 7.04(b)(ii), (x) except for a claim of Loss alleging or arising out of Seller’s fraud, in no event shall a Party’s post-Closing liability in any such event under this Agreement exceed Thirty-Five Million and No/100 Dollars ($35,000,000.00) for any event (“Maximum Liability”), (y) the amount of Maximum Liability shall be inclusive of attorneys’ fees, and ancillary court and experts’ costs and fees and (z) in no event shall either Party be liable for any special, consequential, speculative, punitive or similar damages. Notwithstanding anything to the contrary contained herein, there shall be no Minimum Claim Amount and Maximum Liability for a claim of Loss arising out of (i) a breach of the Fundamental Reps, or (ii) a Party’s fraud (for avoidance of doubt, a Party’s liability for any indemnification claim is not subject to limitation under this Section 7.04(b)(ii) in the event such claim arose from fraud).
(iii)If on or prior to the Closing, Purchaser is deemed to know any fact, circumstance or information that would cause one or more of the representations and warranties made by Seller to be materially inaccurate as of the date made or as of the Closing Date, the Purchaser Indemnitees shall not have any right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof. Prior to the Closing, Purchaser and Seller shall promptly notify the other Parties hereto if such Person obtains actual knowledge that any of the representations and warranties in this Agreement and the Schedules or Seller 's Disclosures hereto is not true and correct in all material respects, or if such Person obtains actual Knowledge of any material error in, or omission from, the Schedules to this Agreement or the Seller’s Disclosures. For purposes of this Section 7.04(b)(iii), the term "deemed to know" shall mean Purchaser shall be “deemed to know” any fact, circumstance or information or shall have “deemed knowledge” of the same to the extent (A) Purchaser has actual Knowledge of a particular fact or circumstance or information that is inconsistent with any representation or warranty of Seller, or (B) the Data Room or the inspections, reports, analysis or other due diligence materials obtained or requisitioned by Purchaser, or any physical inspection of the Properties by Purchaser or its

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Affiliates, discloses a particular fact or circumstance or contains information that is inconsistent with any representation or warranty of Seller.
Section 7.05General Limitations. Each of the indemnification obligations of Seller and Purchaser under this Article VII, including the indemnification obligation pursuant to Section 7.04(a), is subject to the following limitations:
(i)The amount of any Loss shall be reduced by any amount actually received by the Indemnified Party (or an Affiliate) with respect thereto under any third party insurance coverage (including any title policy insurance coverage) or from any other Person (excluding an Affiliate of the Indemnified Party) reasonably alleged to be responsible therefore, net of any expense incurred by the Indemnified Party in collecting such amount. Any Indemnified Party that makes a claim for indemnification under this Article VII shall use commercially reasonable efforts, at the Indemnifying Party’s cost and expense, to collect any amount available under any such insurance coverage and from any such other Person reasonably alleged to have responsibility. Such collection efforts shall not delay payment by the Indemnifying Party to the Indemnified Party of any indemnification as provided under this Agreement. If an Indemnified Party (or an Affiliate) actually receives an amount under insurance coverage or from such other Person with respect to a Loss at any time subsequent to any indemnification provided by the Indemnifying Party pursuant to this Article VII, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount actually received by the Indemnified Party (or Affiliate), net of any expense incurred by the Indemnified Party in collecting such amount.
(ii)Each of the Parties agrees that the indemnification provided in this Article VII is the exclusive remedy for a breach by any Party of any representation, warranty, agreement or covenant contained in this Agreement and is in lieu of any and all other rights and remedies that any other Party may have under this Agreement or otherwise for monetary relief or equitable relief with respect to the matters described in this Article VII.
Section 7.06Survival; Effect. The provisions of this Article VII shall survive the Closing contemplated by or the termination of this Agreement.
ARTICLE VIII.
TERMINATION OR SPECIFIC PERFORMANCE
Section 8.01Failure of Purchaser’s Conditions Precedent. In the event the sale of the Transferred Assets is not consummated because of the failure of any of the Purchaser’s Condition Precedent for any reason except a default or breach under this Agreement solely on the part of Seller, and Purchaser has elected to terminate this Agreement pursuant to the terms

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hereof, Escrow Agent shall return the Earnest Money Deposit to Purchaser and neither Party shall have any further rights or obligations hereunder except as expressly provided in Section 8.05 below.
Section 8.02Failure of Seller’s Conditions Precedent. In the event the sale of the Transferred Assets is not consummated because of the failure of any of the Seller’s Condition Precedent for any reason except a default or breach under this Agreement solely on the part of Purchaser, and Seller has elected to terminate this Agreement pursuant to the terms, Escrow Agent shall return the Earnest Money Deposit to Purchaser and neither Party shall have any further rights or obligations hereunder except as expressly provided in Section 8.05 below.
Section 8.03Purchaser’s Default. In the event the sale of the Transferred Assets is not consummated because of a default or breach under this Agreement on the part of Purchaser, and such default or breach has not been waived by Seller or cured by Purchaser within ten (10) days after written notice thereof by Seller (provided that the failure to deliver the Purchase Price at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by Seller, but rather shall be subject to a two (2) day notice and cure period only), Seller may terminate this Agreement by delivery of written notice to Purchaser, whereupon Escrow Agent shall pay the Earnest Money Deposit and any accrued interest thereon to and retained by Seller as liquidated damages for such default or breach by Purchaser, and neither Party shall have any further rights or obligations hereunder except as expressly provided in Section 8.05 below. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT OR BREACH BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND NOT A PENALTY AND AS SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT OR BREACH UNDER THIS AGREEMENT ON THE PART OF PURCHASER.
Section 8.04Seller’s Default. In the event sale of the Transferred Assets is not consummated because of a default or breach under this Agreement on the part of Seller, and such default or breach has not been waived by Purchaser or cured by Seller within ten (10) days after written notice thereof by Purchaser or such additional period as may be reasonably required to complete the cure, Purchaser may, as Purchaser’s sole and exclusive remedy hereunder, either: (1) terminate this Agreement by delivery of notice of termination to Seller, whereupon Escrow Agent shall return the Earnest Money Deposit to Purchaser, whereupon Seller shall reimburse Purchaser for Purchaser’s third-party expenses (as evidenced by applicable invoices and/or receipts) actually incurred in relation to this Agreement up to, but not exceeding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and neither Party shall have any further rights

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or obligations hereunder except as expressly provided in Section 8.05 below, or (2) continue this Agreement and undertake an action, suit or proceeding for specific performance of this Agreement (without the necessity of posting a bond), in which case, at Purchaser’s option, Purchaser may seek an award for specific performance of the Closing.
Section 8.05Surviving Obligations. In the event of a termination of this Agreement in whole or in part for any reason, this Agreement shall forthwith become void and of no further force or effect, other than this Article VIII, Section 1.07 (Expenses; Transfer Taxes), Article VII, Section 9.02(a) (Confidentiality) and the confidentiality and non-disclosure provisions of the Confidentiality Agreement, Article X (Miscellaneous), any other provision of this Agreement that expressly survives termination, which shall survive the termination of this Agreement and shall be enforceable by the Parties hereto.
Section 8.06Access to Electronic Data.
(a)If Seller or Purchaser has terminated this Agreement, then Purchaser shall no longer access the electronic data available in the Data Room or otherwise available to Purchaser.
(b)Purchaser agrees to comply with the terms and conditions of the Confidentiality Agreement should this Agreement be terminated.
(c)If the Closing occurs, Seller shall have the right but not the obligation to maintain any electronic or other sources of data or information on or after the Closing. Purchaser shall have the right, but not the obligation, to download and maintain the data from Seller’s approved electronic postings on or after the Closing but shall return to Seller any data pertaining to proposed Transferred Assets that are not purchased by Purchaser for any reason.
Section 8.07Mutual Termination. In the event all Purchase Price reductions in this Agreement, in the aggregate, exceed ten percent (10%) of the Purchase Price, either Party may terminate this Agreement by delivery of written notice to the other Party.

ARTICLE IX.
ADDITIONAL AGREEMENTS
Section 9.01Press Release and Announcements. Seller and Purchaser agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of the other Party, except that: (i) subject to the requirements of the Confidentiality Agreement described in Section 9.02(a), Purchaser, Seller and Greif, Inc. may make announcements from time to time to its respective

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employees and professional advisors; (ii) any Party may, after consultation with counsel, issue press releases or make other public announcements that such Party reasonably may determine are necessary to comply with Applicable Law (including the rules and regulations of the SEC and any public stock exchanges), or to comply with any court order or other legal directive or process; and (iii) after Closing, any Party may issue a press release or public announcement provide that Seller and Purchaser shall consult with each other before issuing such press release, and will provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release and other public announcement with respect to the transactions contemplated by this Agreement, including the time, form and content of such press release or public announcement, and shall not issue any such press release or make any such public announcement prior to such consultation.
Section 9.02Confidentiality. Purchaser acknowledges that all information provided to any of it and its Affiliates and Representatives by Seller and its Affiliates and Representatives is subject to the terms of a Confidentiality Agreement dated as of April 16, 2025, by and between Seller and Purchaser or an Affiliate thereof (collectively, the “Confidentiality Agreement”), the terms of which are hereby incorporated herein by reference and shall be binding on Purchaser as a recipient of information from Seller, its Affiliates and its Representatives.
Section 9.03Consents.
(a)Purchaser acknowledges and agrees that certain consents to the transactions contemplated by this Agreement may be required from third parties to contracts, leases, licenses or other agreements to which Seller is a party and such consents have not been obtained as of the date of this Agreement (collectively, “Required Consents”). All such Required Consents are set forth in Schedule 9.03 attached hereto. Prior to Closing, Purchaser and Seller shall use commercially reasonable efforts to obtain all such Required Consents at Seller’s expense; provided that, failure to obtain any such Required Consent shall not delay or prevent the Closing unless the Required Consent is material to the Transferred Assets; provided further that no Party nor any of such Party’s Affiliates or Representatives shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to or against any third party to obtain any such Required Consent hereunder. Purchaser agrees, however, that, so long as Seller makes the efforts described above, neither Seller nor any of its respective Affiliates shall have any liability whatsoever to Purchaser or any of its Affiliates arising out of or relating to the failure to obtain any Required Consent disclosed on Schedule 9.03 that may have been or may be required in connection with the Transaction or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. Purchaser further agrees that, so long as Seller makes the efforts described above, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of the failure to obtain any Required Consent disclosed on Schedule 9.03 or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation

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commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any Required Consent disclosed on Schedule 9.03.
(b)In any case where a Required Consent has not been obtained at or prior to the Closing, Seller shall use reasonable efforts to assist Purchaser, at Purchaser’s request, after Closing to obtain such Required Consent. If any such Required Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Transferred Assets in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the specific Transferred Asset shall act after the Closing as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder, and Seller shall cooperate, to the maximum extent permitted by law and the specific Transferred Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser, including any sublease or subcontract or similar arrangement.
Section 9.04Reasonable Efforts. Subject to the terms of this Agreement (including the limitations set forth in the next sentence of this Section 9.04), each of Purchaser and Seller shall use its commercially reasonable efforts to cause the Closing to occur. From and after the Closing Date, the Parties agree to execute such further documents and assignments, and otherwise to cooperate with each other, in such manner as may be reasonably requested by any of them, in order to give full effect to conveyances, covenants and agreements of the Parties set forth herein; provided, however, that neither Party shall be obligated to incur any additional costs or liabilities not otherwise contemplated in this Agreement in taking such further steps.
Section 9.05Change of Names. From and after the Closing, none of Purchaser or its Affiliates shall use “Soterra” or any similar variation thereof, the Soterra logo, or any similar variation thereof, or any other intellectual property of Seller or any of its Affiliates, in the conduct of its business, on any of Transferred Assets or on any stationery, letterhead or signage of Purchaser or its Affiliates. Purchaser, for itself and on behalf of its Affiliates, acknowledges that all such intellectual property is owned by and for the benefit of Seller and its Affiliates.
Section 9.06Certain Tax Matters. If Purchaser shall discontinue active forestry operations or otherwise change the use of all or any portion of the Properties, and as a result thereof any additional Property Tax or other Tax shall be assessed against Seller or the Properties for any period prior to the Closing Date (“Rollback Taxes”), then Purchaser shall be responsible for, indemnify Seller for, and pay before the due date therefor, the entire amount of such Rollback Taxes. Seller, however, shall be responsible for any Rollback Taxes that become due as a result of the mere transfer of the Properties hereunder at Closing or any change in use or designation of the Properties resulting from Seller’s operations on or Seller’s ownership of the Properties prior to Closing, and Seller shall indemnify Purchaser for and pay before due the entire amount of such Rollback Taxes. For the avoidance of doubt, Rollback Taxes shall not include any Transfer Taxes. This paragraph shall survive Closing.

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Section 9.07Hart-Scott-Rodino Compliance. Purchaser and Seller shall discuss with each other whether any notification or similar filing is required to be filed with respect to the transactions contemplated by this Agreement under the HSR Act. Purchaser and Seller agree to provide such information to the other as is reasonably requested by the other in order to determine if the transaction contemplated herein is exempt from the filing requirements described in the HSR Act. If they determine that filings are required, Purchaser and Seller will use commercially reasonable efforts to make the filings within twenty (20) days after the date of this Agreement, and the each of Purchaser and Seller shall pay 50% of all filing and similar fees payable in connection therewith. With respect to filings under the HSR Act, each of the Parties hereto shall seek early termination of the waiting period under the HSR Act. Purchaser and Seller shall use their respective reasonable best efforts to respond to any request for additional information made by any agencies and to cause the waiting periods or other requirements under the HSR Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective cost and expense (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of Purchaser and Seller shall consult with the other prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority, and each of Purchaser and Seller shall have the right to have a representative present at any such meeting.
ARTICLE X.
MISCELLANEOUS
Section 10.01Amendment and Waiver. This Agreement may be amended or any provision of this Agreement may be waived; provided that any amendment or waiver shall be binding against the Party against whom enforcement is sought and the Party seeking such enforcement only if such amendment or waiver is set forth in a writing executed by all Parties. No course of dealing between or among any Person having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any right or obligation of any Person under or by reason of this Agreement.
Section 10.02Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery, if delivered personally before 5:00 p.m. local time on a Business Day (and otherwise on the next Business Day) or delivered by email before 5:00 p.m. local time on a Business Day (and otherwise on the next Business Day) provided a copy of such notice is also contemporaneously delivered by a recognized next-day courier service or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (iii) on the third Business Day following the date of mailing if delivered by U.S. registered or certified first-class mail, return receipt requested, postage prepaid. A copy of all notices to either Party hereunder delivered

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personally, by overnight courier, or by U.S. mail must also be sent, same day, by email in PDF format. Notices may be given on behalf of a Party by such Party’s legal counsel. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
Notices to Seller:    Soterra LLC
235A Highway 589
Purvis, MS 39475
Attention: David Johns
Email: david.johns@greif.com

(if after Closing):    Soterra LLC
    c/o Greif, Inc.
    425 Winter Road
    Delaware, OH 43015
    Attention: Chief Financial Officer

With a copy to:    Greif, Inc.
    425 Winter Road
    Delaware, OH 43015
    Attention: General Counsel
    Email: gary.martz@greif.com

With a copy to:    Greif, Inc.
    425 Winter Road
    Delaware, OH 43015
    Attention: Deputy General Counsel
    Email: dennis.hoffman@greif.com

With a copy to:    Adams and Reese LLP
1018 Highland Colony Parkway, Suite 800
Ridgeland, MS 39157
Attention: Gee Ogletree and Alex Bondurant
Email: gee.ogletree@arlaw.com and alex.bondurant@arlaw.com

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Notices to Purchaser:     MWF VI Encore, LLC
    c/o The Molpus Woodlands Group, LLC
    502 East 2nd Street
    Bay Minette, AL 36507
Attention: Ashley Harris
Email: aharris@molpus.com

With a copy to:    MWF VI Encore, LLC
    c/o The Molpus Woodlands Group, LLC
    402 W. Parkway Place
    Ridgeland, MS 39157
Attention: Wendy Mullins
Email: wmullins@molpus.com

With additional copy to:    Womble Bond Dickinson (US) LLP
                One West Fourth Street
                Winston-Salem, NC 27101
    Attention: Trent Jernigan
Email: trent.jernigan@wbd-us.com

Section 10.03Assignment. This Agreement shall not be assignable or otherwise transferable (i) by Purchaser without the prior written consent of Seller, and (ii) by Seller without the prior written consent of Purchaser; provided, however, that Purchaser may, by written notice to Seller given no less than seven (7) days prior to the Closing Date, assign all or any portion of its rights and obligations under this Agreement to no more than three (3) Affiliates thereof. Any such assignment under this paragraph must, in part, provide that any such assignee must assume and be bound by all provisions of this Agreement and perform all obligations of Purchaser pursuant hereto as to the portion of the Property to be conveyed to such assignee. Any such assignment shall not relieve Purchaser of its obligations hereunder prior to Closing, and Purchaser shall remain liable hereunder until the Closing in the event of non-performance by its assignee. Notwithstanding the foregoing, Seller or Purchaser shall have the right to cause the Closing to occur as part of a “like-kind” exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder pursuant to Section 10.13.
Section 10.04Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

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Section 10.05No Strict Construction. Notwithstanding the fact that this Agreement has been drafted or prepared by one of the Parties, each of Purchaser and Seller confirm that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
Section 10.06Captions. The captions used in this Agreement and descriptions of the Exhibits and Schedules are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption or description of the Exhibits or the Schedules had been used in this Agreement.
Section 10.07Complete Agreement. Except for the Confidentiality Agreement, this Agreement and the other agreements executed on the date hereof contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way. As indicated in Section 9.02 above, if any inconsistency exists between the terms and provisions of the Confidentiality Agreement and the terms hereof, the terms of this Agreement shall control with respect to such inconsistency.
Section 10.08Exhibits and Schedules. The disclosures in the Schedules are to be taken as relating to the representations and warranties of Seller as a whole. In the event that after the date of this Agreement an event, occurrence, change, effect or development occurs that would make any representation or warranty untrue or incorrect in any material respect as of the Closing Date, then until the seventh (7th) Business Day prior to the Closing, Seller shall have the right to supplement, modify or update the Schedules or Seller’s Disclosures to ensure the correctness thereof on the Closing Date (collectively, “Exception Matters”), and Seller shall promptly provide Purchaser a written copy of such supplemented, modified or updated Schedule or Seller’s Disclosure, along with copies of any applicable underlying documents. Thereafter, Purchaser may, within three (3) Business Days of its receipt thereof, object to such supplemented, modified or updated Schedule or Seller’s Disclosure and in that case,  the Exception Matters referenced therein shall be deemed Objectionable Matters pursuant to Section 2.05(c); provided, however, such Exception Matters referenced therein shall not be subject to any threshold, qualification, limitation, basket, minimum or maximum which may otherwise be applicable to Objectionable Matters resulting from any Objection Notice related to title objections raised by Purchaser as more particularly set forth in Section 2.05.  If Purchaser does not object within that period, the Exception Matters referenced therein shall be deemed acceptable to Purchaser and the Schedules or Seller’s Disclosures, as the case may be, shall be amended in the form sent to Purchaser. References to the Schedules and Seller Disclosures shall be to the Schedules and Seller Disclosures as so supplemented, modified and/or updated.

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Section 10.09Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronically transmitted signature pages), all of which taken together shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.
Section 10.10Interpretation. When used herein, “including” means “including, without limitation” and the masculine includes the feminine and vice versa. Any reference to any agreement or contract referenced herein or in any Schedule shall be a reference to such agreement or contract, as amended, modified, supplemented or waived, as permitted herein. Each Party agrees that all amounts required to be paid hereunder shall be paid in United States currency without discount, rebate or reduction and subject to no counterclaim or offset, on the dates specified herein.
Section 10.11Third-Party Beneficiaries and Obligations. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement. If two or more persons and/or entities are included in the “Purchaser” hereunder, then all duties, obligations and liabilities of Purchaser under this Agreement will be binding upon and enforceable against each and all of such persons and/or entities, jointly and severally.
Section 10.12Time of Performance. Time is of the essence of this Agreement and of all acts required to be done and performed by the Parties hereto, including, but not limited to, the proper tender of each of the sums required by the terms hereof to be paid. Notwithstanding the immediately foregoing sentence, if any date on which or any time period hereunder within which any action must be taken or any occurrence must occur that ends on a day that is a Saturday, Sunday or legal federally recognized holiday, then such deadline or period shall be extended to the next day that is not a Saturday, Sunday or legal holiday.
Section 10.131031 Exchange. Purchaser and Seller acknowledge and agree that either may elect to assign its interest in this Agreement to an exchange facilitator for the purpose of completing an exchange of the Transferred Assets in a transaction which will qualify for treatment as a tax deferred exchange pursuant to the provisions of Section 1031 of the Code and applicable state revenue and taxation code sections (a “1031 Exchange”). For purposes of this Agreement, a 1031 Exchange shall include what is considered a typical or reverse tax deferred exchange pursuant to the foregoing Code section. If either party elects, the other shall cooperate in effecting the 1031 Exchange and in implementing any such assignment provided that such cooperation shall not entail any material additional expense to the non-electing Party or cause the non-electing Party exposure to any material liability or loss of rights or benefits contemplated by this Agreement. No such assignment shall relieve either Party of its obligations hereunder, nor

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shall consummation of a 1031 Exchange be a condition to the performance of such Party’s obligations hereunder.
Section 10.14Further Assurances.  Each Party shall do and perform, or cause to be done and performed at its own expense, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that neither Party shall be obligated to incur any additional costs or liabilities not otherwise contemplated in this Agreement in taking such further acts. By way of example but not limitation, should Seller or Purchaser discover that a tract retained by it or conveyed to it, or that was otherwise carved out as provided in this Agreement, lacks ingress and egress, Seller or Purchaser shall, as applicable, for no additional consideration, execute and deliver to the other Party a commercially reasonable easement for ingress and egress. This paragraph shall survive Closing.
Section 10.15Governing Law.
(a)THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF MISSISSIPPI, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. EACH OF THE PARTIES HEREBY (I) IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MISSISSIPPI AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA IN AND FOR MADISON COUNTY, MISSISSIPPI FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (II) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (III) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A STATE COURT OR FEDERAL COURT REFERENCED ABOVE. EACH OF THE PARTIES HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTY AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.02, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF ON SUCH PARTY.

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(b)EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION.
Section 10.16Dispute Resolution. The Parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement following Closing promptly by negotiations between representatives and senior executives of the Parties who have authority to settle the controversy.  If a controversy or claim should arise, such Parties will communicate at least once and will attempt to resolve the matter and to attend at least one face-to-face or virtual meeting with Senior Management of the Parties.  If a pre-Closing dispute arises as to whether a title objection is a Permitted Encumbrance, it shall be resolved as provided in Section 2.05(d). If a matter arising following Closing has not been resolved within twenty (20) days of the first meeting of the senior executives, the controversy may be submitted to a federal or state court of competent jurisdiction as set forth in Section 10.15(a).

Section 10.17Force Majeure. Performance by either Party of their obligations under this Agreement shall be extended by the period of delay caused by any Force Majeure event, so long as the affected Party (i) notifies the other Party promptly following such Party obtaining Knowledge of the Force Majeure event, (ii) takes reasonable steps to avoid, remove or mitigate the Force Majeure event, to the extent commercially practicable, and (iii) resumes performance when such Force Majeure event no longer exists or otherwise no longer impacts performance. Provided the foregoing steps are taken, the applicable time periods impacted under this Agreement shall be tolled during any Force Majeure event. In no event, however, shall this paragraph apply to or be used to delay monetary obligations, such as the obligation to pay the Purchase Price at Closing.

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ARTICLE XI.
DEFINITIONS
“Actual Ongoing Harvest Reconciliation” shall have the meaning set forth in Section 1.09(c).
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified. For these purposes, (i) control means the possession directly, or indirectly of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise, (ii) Greif, Inc. and Seller shall be deemed Affiliates hereunder.
“Applicable Law(s)” means all statutes, regulations, ordinances, rules, codes, and other legal requirements of any governmental authority that are relevant to the subject matter of this agreement.
“Assumed Liabilities” shall have the meaning set forth in Section 1.02.
“Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.02.
“Business Day(s)” shall be any day, other than a Saturday, Sunday, or any other date in which banks located in New York, New York are closed for business as a result of federal, state or local holiday.
“Carveout Maximum” shall have the meaning set forth in Section 2.05(d).
“Carveout Minimum” shall have the meaning set forth in Section 2.05 (d).
“Casualty Loss” means any material physical damage to or loss of any portion of the Transferred Assets (including the timber on any portion of the Properties) by fire, earthquake, flood, insects, disease, or other casualty occurring prior to the Closing Date.
“Casualty Loss/Condemnation Threshold” shall have the meaning set forth in Section 2.04(a).
“CFIUS” shall have the meaning set forth in Section 6.07.
“Closing” shall have the meaning set forth in Section 1.05(a).
“Closing Date” shall have the meaning set forth in Section 1.05(a).

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“Code” means the Internal Revenue Code of 1986, as amended.
“Condemnation” means any condemnation proceeding filed or threatened in writing by any Governmental Authority or any exercise by a Governmental Authority of eminent domain powers (or notice of the exercise thereof) with respect to the Properties.
“Confidentiality Agreement” shall have the meaning set forth in Section 9.02.
“Continuing Employees” shall have the meaning set forth in Section 3.05.
“Contracts” shall have the meaning given to such term in Section 1.01(b).
“Cruise” shall have the meaning given to such term in Section 4.04.
“Data Room” shall mean the electronic data room entitled "Project Encore," established on Datasite Diligence by PWP prior to and as it exists on the Effective Date, which contains background, due diligence, and other materials concerning the Transferred Assets and the Transaction.
“Deeds” has the meaning given to such term in Section 1.05(b)(i).
“Delivered Sales Contracts” shall have the meaning set forth in Section 1.09(a)(ii).
“Earnest Money Deposit” shall have the meaning set forth in Section 1.04.
“Effective Date” shall have the meaning set forth in the Preamble.
“Environmental Laws” means any United States federal, state or local laws and the rules and regulations promulgated thereunder, in existence on the date hereof, relating to pollution or protection of human health or the environment, including laws relating to wetlands protection, laws relating to reclamation of land and waterways and laws relating to emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, ground water, soil, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
“Escrow Agent” shall have the meaning set forth in Section 1.04.
“Exception Matters” shall have the meaning set forth in Section 10.08.
“Excess Harvesting” shall have the meaning set forth in Section 1.09(e).
“Excess Harvesting Threshold” shall have the meaning set forth in Section 1.09(e).

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“Force Majeure” shall mean acts of God, wars, terrorism, labor disputes or shortages, government shutdowns or delays, fires, unusual inclement weather, and any other event or circumstance which is beyond the control and without the fault or negligence of the Party affected and which by the exercise of reasonable diligence the Party affected was unable to prevent.
“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof, including any authority governing or otherwise regulating any public stock exchange (e.g., the U.S. Securities and Exchange Commission (“SEC”)).
“Governmental Authorizations” means all licenses, permits, exemptions, registrations, franchises, certificates of occupancy, other certificates and other authorizations and approvals required to carry on the business concerning the Transferred Assets as currently conducted under the Applicable Laws of any Governmental Authority.
“Hazardous Substances” means any chemical, compound, constituent, material, waste, contaminant (including petroleum, crude oil or any fraction thereof) or other substance, defined as hazardous or toxic, or otherwise regulated by any of the following laws and the rules and regulations promulgated thereunder as amended from time to time prior to the Effective Date: (i) the Comprehensive Environmental Response, Compensation and Liability Act (as amended by the Superfund Amendments and Reauthorization Act), 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 1857 et seq.; and (vii) all laws of the states in which the Properties are located that are based on, or substantially similar to, the federal statutes listed in parts (i) through (vi) of this subparagraph.
“HSR Act” shall have the meaning given to such term in Section 2.02(a)(v).
“Indemnified Party” shall have the meaning set forth in Section 7.04(b)(i).
“Indemnifying Party” shall have the meaning set forth in Section 7.04(b)(i).
“Indemnity Period” shall have the meaning set forth in Section 7.01.
“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

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“Loss” means any loss, cost, fine, damage, expense, payment, liability, obligation or other compensatory damage incurred or suffered with respect to the act, omission, fact or circumstance with respect to which such term is used, including: (i) related attorneys’, accountants’ and other professional advisors’ fees and expenses, including those as to investigation, prosecution or defense of any claim or threatened claim including any attorneys’ fees and expenses in connection with one or more appellate or bankruptcy proceedings arising out of any such claim; and (ii) amounts paid in settlement of a dispute with a Person not a Party that if resolved in favor of such Person would constitute a matter to which a Party is indemnified pursuant to this Agreement, even though such settlement does not acknowledge that the underlying facts or circumstances constitute a breach of a representation and warranty or other indemnified matter. Notwithstanding the foregoing, “Loss” does not include any punitive, speculative, indirect, special or consequential damages.
“Lump Sum Contracts” shall have the meaning set forth in Section 1.09(a)(ii).
    “Material Property Discrepancy” shall mean any discrepancy of at least five (5) acres, or one percent (1%) of a tract the legal description of which is over five hundred (500) acres, whichever is greater, between the Seller’s GIS data and a tracts legal description of the Property described in the Title Commitments; provided that a discrepancy resulting from a data shift, non-material data incongruency, or the mere inability to map an otherwise valid and insurable legal description, shall not alone constitute evidence of a Material Property Discrepancy and shall not be counted as a Material Property Discrepancy even if it exceeds five (5) acres, or one percent (1%) of a tract the legal description of which is over five hundred (500) acres, whichever is greater.
“Minimum Claim Amount” shall have the meaning set forth in Section 7.04(b)(ii).
“Net Revenue” shall have the meaning set forth in Section 1.09(d).
“Ordinary Course of Business” means the ordinary course of conduct of Seller concerning the use, ownership and operation of the Properties on a basis consistent with its use, ownership and operation for the twelve (12) months prior hereto.
“Parties” means Seller and Purchaser, collectively.
“Party” means Seller or Purchaser, individually.
“Pay-as Cut Contracts” shall have the meaning set forth in Section 1.09(a)(ii).
“Permitted Encumbrances” means with respect to the Properties and any portion thereof: (i) liens for Property Taxes, assessments and other governmental charges which are not yet due and payable as of the Closing (except for any Rollback Taxes, which shall be handled in

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accordance with said Section 9.06(b)); (ii) all land use (including environmental and wetlands), building and zoning laws, regulations, codes and ordinances affecting the Property; (iii) the Riparian Rights; (iv) title to that portion of the Properties, if any, lying below the mean high water mark of abutting tidal waters; (v) all easements, servitudes, rights-of-way, licenses and other such similar encumbrances apparent or of record which would be disclosed by an accurate survey or inspection of the Properties, other than those Objectionable Matters, which shall be resolved in accordance with the process set forth in Section 2.05; (vi) all existing public and private roads and streets and all railroad and utility lines, pipelines, service lines and facilities; (vii) all encroachments, overlaps, boundary line disputes, shortages in area, persons in possession, cemeteries and burial grounds and other matters not of record, which would be disclosed by an accurate survey or inspection of the Properties other than those Objectionable Matters, which shall be resolved in accordance with the process set forth in Section 2.05; (viii) prior recorded reservations or conveyances of mineral rights or mineral leases of every kind other than those Objectionable Matters, which shall be resolved in accordance with the process set forth in Section 2.05; (ix) any loss or claim due to lack of access to any portion of the Properties, other than those Objectionable Matters, which shall be resolved in accordance with the process set forth in Section 2.05; (x) the unrecorded agreements listed in the Seller’s Disclosures or the Title Commitment; (xi) Seller’s Reserved Rights; (xii) the Access Agreements to be assigned at Closing; and (xiii) the matters, if any, that are deemed to be Permitted Encumbrances under Section 2.05(c) and (d).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
“Personal Property” shall have the meaning set forth in Section 1.01(g) and include movable property related to the Louisiana real property.
“Phase I ESA” shall have the meaning set forth in Section 2.06(a).
“Planned Silvicultural Activity” shall have the meaning set forth in Section 1.06(c)(i).
“Planned Harvesting” shall have the meaning set forth in Section 1.09(a)(ii).
“Pre-Closing Ongoing Harvest Adjustment” shall have the meaning set forth in Section 1.09(c).
“Productive Open Land” shall have the meaning set forth in Section 1.06(c).
“Properties” shall have the meaning set forth in the Recitals and include immovable property as generally referenced under Louisiana law.

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“Property Taxes” means all general and special real property Taxes, assessments, and levies imposed on the Properties and any similar ad valorem Taxes.
“Purchase Price” shall have the meaning set forth in Section 1.03.
“Purchaser” shall have the meaning set forth in the Preamble.
“Purchaser’s Conditions Precedent” shall have the meaning set forth in Section 2.02(b).
“Purchaser Indemnitees” shall have the meaning set forth in Section 7.02.
“Purchaser’s Knowledge,” the “Knowledge” of Purchaser or similar phrases means the actual present knowledge of Terrell Winstead, President and CEO of The Molpus Woodlands Group, LLC, and Ashley Harris, Vice President, Timberland Investments, without any duty of inquiry or further investigation.
“Purchaser’s Officer’s Certificate” shall have the meaning set forth in Section 1.05(c)(v).
“Representatives” means, for any Person, each of such Person’s and their Affiliates’ representatives, consultants, contractors, attorneys, advisors, investment bankers, accountants and agents.
“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances, orders, guidelines or other legally enforceable requirements enacted, adopted, issued or promulgated by any court or other Governmental Authority or common law or any consent decree or settlement agreement entered into with any Governmental Authority.
“Riparian Rights” means, to the extent a tract included in the Properties is bounded or traversed by a river, stream, branch or lake:
(i)    the rights of upper and lower riparian owners and the rights of others to navigate such river or stream;
(ii)    the right, if any, of neighboring riparian owners and the public or others to use any public waters, and the right, if any, of the public to use the beaches or shores for recreational purposes;
(iii)    any claim of lack of title to the Properties formerly or presently comprising the shores or bottomland of navigable waters or as a result of the change in the boundary due to accretion or avulsion; and

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(iv)    any portion of the Properties which is sovereignty lands or any other land that may lie within the bounds of navigable rivers as established by Applicable Law.
“Rollback Taxes” shall have the meaning given to such term in Section 9.06(b).
“Seller” shall have the meaning set forth in the Preamble.
“Seller’s Conditions Precedent” shall have the meaning set forth in Section 2.03(b).
“Seller’s Disclosures” has the meaning specified in the preamble to Article V.
“Seller’s GIS Data” the GIS maps of the Properties identified on Exhibit A.

“Seller’s Indemnitees” shall have the meaning set forth in Section 7.03.
“Seller’s Inventory Data” shall have the meaning set forth in Section 1.09(a)(i).
“Seller’s Knowledge”, “to the knowledge of Seller” or similar phrases means, and shall be limited to the actual present knowledge of David Johns, Seller’s Vice-President and General Manager, Bill White, Seller’s Manager of Property and Administration, and Andy Callahan, Director of Business Development and Operations, without any duty of inquiry or further investigation.
“Maximum Liability” shall have the meaning set forth in Section 7.04(b)(ii).
“Seller’s Officer’s Certificate” shall have the meaning set forth in Section 1.05(b)(x).
“Seller’s Reserved Easements/Servitudes” shall have the meaning set forth in Section 1.01(a)(ii) with such easements or servitudes as presently known being the designated width and having terms and conditions set forth in Exhibit “E”.
“Seller’s Reserved Rights” shall have the meaning set forth in the Section 1.01(a)(i).
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, Property Taxes, windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add on minimum or other tax of any kind whatsoever including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing.
“Tax Return” means any Tax return, payment voucher, declaration, report, claim for refund, or information return or statement.

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“Tenant Leases” shall have the meaning given to such term in Section 1.01(c).
“Third Party Claim” shall have the meaning given to such term in Section 7.02(b).
“Timber Sale Agreements” shall have the meaning set forth in Section 1.09.
“Title Company” shall mean First American Title Insurance Company.
“Title Failure” means any portion of the Properties that is not, or immediately prior to or at the Closing will not be, (1) owned by Seller and/or one or more of its Affiliates (which will be transferred to Seller prior to Closing or transferred directly to Purchaser at Closing), and (2) insurable by the Title Company as being owned by Seller.
“Title Objection Carveout” shall have the meaning set forth in Section 2.05(d).
“Title Objection Carveout Maximum” shall have the meaning set forth in Section 2.05(d).
“Title Objection Carveout Minimum” shall have the meaning set forth in Section 2.05(d).
“Title Objection Carveout Value” shall have the meaning set forth in Section 2.05(d).
“Title Policies” shall mean the 2021 ALTA owner’s title insurance policies insuring good and marketable title to the Properties in Purchaser, to be issued by Title Company, bearing an effective date as of the date the Deeds are recorded, subject only to the general exceptions to coverage, the Permitted Encumbrances and any liens or encumbrances suffered or created by Purchaser, in the amount of the Purchase Price, in accordance with the Title Commitments.
“Title Review Expiration Date” shall have the meaning set forth in Section 2.05(c).
“Transaction” has the meaning given to such term in Section 1.05(a).
“Transfer Taxes” means all fees, sales (including, without limitation, bulk sales), use, transfer, documentary, gains, stamp, duties, value-added, recording fees and Taxes and similar fees and Taxes arising out of the transfer of the Properties at Closing. For the avoidance of doubt, Transfer Taxes do not include any Rollback Taxes or any income, capital gains or similar Taxes.
“Transferred Assets” shall have the meaning given to such term in Section 1.01.
“Treas. Reg.” means the Treasury Regulations promulgated pursuant to the Code.
[SEPARATE SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
SELLER:
SOTERRA LLC, a Delaware limited liability company
By: /s/ GARY R. MARTZ
Name:     Gary R. Martz
Its:     Secretary
PURCHASER:
MWF VI ENCORE, LLC, a Delaware limited liability company

By:    Molpus Woodlands Fund VI-GP, LLC
Its:    General Partner

    By:    The Molpus Woodlands Group, LLC
    Its: Manager

    By: /s/ TYLER ROSAMOND
    Name: Tyler Rosamond
    Title: EVP & Chief Financial Officer

WBD (US) 4926-9133-1410v13